UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14 (a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a 6 (e) (2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a 11 (c) or Section 240.14a 12

    INTEVAC, INC.

(Exact Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed per Exchange Act Rules 14a 6 (i) (4) and 0 11.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

April 3, 2013

Dear Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Intevac, Inc., a Delaware corporation, which will be held Thursday, May 9, 2013, at 4:30 p.m., local time, at our principal executive offices located at 3560 Bassett Street, Santa Clara, California 95054. The accompanying notice of Annual Meeting, proxy statement and form of proxy card are being distributed to you on or about April 4, 2013.

Details regarding admission to the Annual Meeting and the business to be conducted are described in the accompanying proxy materials. Also included is a copy of our 2012 Annual Report. We encourage you to read this information carefully.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet, by telephone or by mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Please review the instructions on the proxy card regarding each of these voting options.

Thank you for your ongoing support of Intevac. We look forward to seeing you at the Annual Meeting. Please notify Joanne Diener at (408) 496-2242 if you plan to attend.

Sincerely yours,

Norman Pond

Chairman of the Board and Chief Executive Officer

INTEVAC, INC.

3560 Bassett Street

Santa Clara, California 95054

NOTICE OF ANNUAL MEETING

FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Thursday, May 9, 2013 at 4:30 p.m., Pacific daylight time.

Place:	Intevac’s principal executive offices, located at: 3560 Bassett Street, Santa Clara, California 95054.

Items of Business:	(1) To elect directors to serve for the ensuing year or until their respective successors are duly elected and qualified.

(2) To approve an amendment to the Intevac 2003 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 500,000 shares.

(3) To approve a stock option exchange program for employees (excluding the Named Executive Officers (“NEOs”) and directors).

(4) To ratify the appointment of Grant Thornton LLP as Intevac’s independent public accountants for the fiscal year ending December 31, 2013.

(5) To transact such other business as may properly come before the Annual Meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

Adjournments and Postponements:

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote if you were a stockholder of record as of the close of business on March 19, 2013.

Voting:

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the proxy statement and submit your proxy card or vote on the Internet or by telephone as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About Procedural Matters” and the instructions on the enclosed proxy card.

All stockholders are cordially invited to attend the Annual Meeting in person.

By Order of the Board of Directors,

JEFFREY ANDRESON

Executive Vice President, Finance and

Administration, Chief Financial Officer,

Treasurer and Secretary

This notice of Annual Meeting, proxy statement and accompanying form of proxy card are being distributed on or about April 4, 2013

Page
Questions and Answers About Procedural Matters	1
Annual Meeting	1
Stock Ownership	1
Quorum and Voting	2
Stockholder Proposals and Director Nominations	5
Additional Information about the Proxy Materials	6
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON MAY 9, 2013	7
Proposal One — Election of Directors	8
Majority Voting Standard	8
Nominees	8
Business Experience and Qualifications of Nominees for Election as Directors	9
Proposal Two — Approval of an Amendment to the Intevac 2003 Employee Stock Purchase Plan to Increase the Number of Shares Reserved for Issuance Thereunder by 500,000 Shares	11
Summary of the 2003 Employee Stock Purchase Plan	11
Certain Federal Income Tax Information	13
Amendment and Termination of the Plan	13
Purchase Plan Transactions for Certain Individuals and Groups	14
Proposal Three — Approval of a Stock Option Exchange Program for Employees (Excluding the Named Executive Officers and Directors)	15
Reasons for the Stock Option Exchange Program	15
Description of the Stock Option Exchange Program	17
Implementing of the Stock Option Exchange Program	19
U.S. Federal Income Tax Consequences	20
Proposal Four — Ratification of Independent Public Accountants	23
Principal Accountant Fees and Services	23
Pre-Approval of Audit and Permissible Non-Audit Services	23
Corporate Governance Matters	24
Code of Business Conduct and Ethics	24
Independence of the Board of Directors	24
Board Meetings and Committees	24
Attendance at Annual Stockholder Meetings by the Board	25
Contacting the Board of Directors	28
Executive Compensation and Related Information	29
Compensation Discussion and Analysis	29
Compensation Committee Report	42
2012 Summary Compensation Table	43
Grants of Plan-Based Awards in 2012	44
Outstanding Equity Awards at 2012 Fiscal Year-End	45
Option Exercises and Stock Vested in 2012	46
Potential Payments upon Termination or Change of Control	46
Compensation of Directors	48
Equity Compensation Plan Information	49
Security Ownership of Certain Beneficial Owners and Management	50
Certain Relationships and Related Party Transactions	51
Section 16(a) Beneficial Ownership Reporting Compliance	52
Audit Committee Report	52
Other Business	53

INTEVAC, INC.

3560 Bassett Street

Santa Clara, California 95054

PROXY STATEMENT

FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT PROCEDURAL MATTERS

Annual Meeting

Q:	Why am I receiving these proxy materials?

A:

The Board of Directors (the “Board”) of Intevac, Inc. (“we,” “us,” “Intevac” or the “Company”) is providing these proxy materials to you in connection with the solicitation of proxies for use at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held Thursday, May 9, 2013 at 4:30 p.m., Pacific daylight time, or at any adjournment or postponement thereof for the purpose of considering and acting upon the matters set forth herein. The notice of Annual Meeting, this proxy statement and accompanying form of proxy card are being distributed to you on or about April 4, 2013.

Q:	Where is the Annual Meeting?

A:	The Annual Meeting will be held at Intevac’s principal executive offices, located at 3560 Bassett Street, Santa Clara, California 95054. The telephone number at that location is 408-986-9888.

Q:	Can I attend the Annual Meeting?

A:

You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of March 19, 2013. You should bring photo identification for entrance to the Annual Meeting. The meeting will begin promptly at 4:30 p.m., Pacific daylight time.

Stock Ownership

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

Stockholders of record — If your shares are registered directly in your name with Intevac’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record.” These proxy materials have been sent directly to you by Intevac.

Beneficial owners — Many Intevac stockholders hold their shares through a broker, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name.” In this case the proxy materials will have been forwarded to you by your broker, trustee or nominee, who is considered, with respect to those shares, the stockholder of record.

As the beneficial owner, you have the right to direct your broker, trustee or other nominee on how to vote your shares. For directions on how to vote shares beneficially held in street name, please refer to the voting instruction card provided by your broker, trustee or nominee. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote those shares at the Annual Meeting.

Quorum and Voting

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:

The presence of the holders of a majority of the shares of Intevac’s common stock, par value $0.001 per share (the “Common Stock”) entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the Annual Meeting or (2) have properly submitted a proxy.

Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting.

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Q:	Who is entitled to vote at the Annual Meeting?

A:

Holders of record of Intevac’s Common Stock at the close of business on March 19, 2013 (the “Record Date”) are entitled to receive notice of and to vote their shares at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date.

At the Record Date, we had 23,777,254 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting, held by 98 stockholders of record. We believe that approximately 2,800 beneficial owners hold shares through brokers, fiduciaries and nominees. No shares of Intevac’s preferred stock were outstanding.

Q:	How can I vote my shares in person at the Annual Meeting?

A:

Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card or voting instructions as described below, so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For instructions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instructions provided to you by your broker, trustee or nominee.

By mail — Stockholders of record of Intevac Common Stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Intevac stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instructions provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.

By Internet — Stockholders of record of Intevac Common Stock with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards until 11:00 p.m., Pacific daylight time, on

May 8, 2013. Most Intevac stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, trustees or nominees. Please check the voting instructions for Internet voting availability.

By telephone — Stockholders of record of Intevac Common Stock who live in the United States, Puerto Rico or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards until 11:00 p.m., Pacific daylight time, on May 8, 2013. Most Intevac stockholders who hold shares beneficially in street name may vote by phone by calling the number specified in the voting instructions provided by their brokers, trustees or nominees. Please check the voting instructions for telephone voting availability.

Q:	What proposals will be voted on at the Annual Meeting?

A:	At the Annual Meeting, stockholders will be asked to vote on:

(1)	The election of six directors to serve for the ensuing year or until their respective successors are duly elected and qualified;

(2)	An amendment to the Intevac 2003 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 500,000 shares;

(3)	The approval of a stock option exchange program for employees (excluding the NEOs and directors); and

(4)	The ratification of the appointment of Grant Thornton LLP as independent public accountants of Intevac for the fiscal year ending December 31, 2013.

Q:	What is the voting requirement to approve each of the proposals?

A:

Proposal One — Under our Bylaws and our corporate governance guidelines, each director must be elected by the affirmative vote of a majority of votes represented and voting at the Annual Meeting, or “votes cast”, in an uncontested election. This means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee in an uncontested election. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the six nominees for election as director. Abstentions and, if applicable, broker non-votes, are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results and will not affect the outcome of the election. The Board will nominate for election or reelection only those candidates who agree to tender, promptly following such candidate’s election or reelection, an irrevocable resignation effective upon (i) such candidate’s failure to receive the required vote for election at the next meeting at which they would stand for election and (ii) acceptance of such resignation by the Board. In an uncontested election, if an incumbent director does not receive a majority of votes cast “FOR” his or her election, the Nominating and Governance Committee is then required to make a recommendation to the Board as to whether it should accept such resignation. Thereafter, the Board is required to decide whether to accept such resignation. In contested elections, the required vote would be a plurality of votes cast. Nominees elected as directors of Intevac shall serve for a term of one year or until their respective successors have been duly elected and qualified.

Proposal Two — The affirmative vote of a majority of votes represented and voting at the Annual Meeting, or “votes cast”, is required for approval of the amendment to add an additional 500,000 shares to the Intevac 2003 Employee Stock Purchase Plan. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal.

Proposal Three — The affirmative vote of a majority of votes represented and voting at the Annual Meeting, or “votes cast”, is required for approval of a stock option exchange program for employees

(excluding the NEOs and directors). You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal.

Proposal Four — The affirmative vote of a majority of votes cast is required to ratify the appointment of Grant Thornton LLP as Intevac’s independent public accountants. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal.

Stockholder ratification of the selection of Grant Thornton LLP as Intevac’s independent public accountants is not required by our Bylaws or other applicable legal requirements. However, the Board is submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year, if it determines that such a change would be in the best interests of Intevac and its stockholders.

Q:	What is the effect of not casting a vote at the 2013 Annual Meeting?

A:	If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the 2013 Annual Meeting.

If you are a beneficial owner of shares held in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal One) in the approval of an amendment to Intevac’s 2003 Employee Stock Purchase Plan (Proposal Two), and in the approval of a stock option exchange program for employees (excluding the NEOs and directors) (Proposal Three). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Recent changes in regulation were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, approval of the amendments or advisory votes, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of Intevac’s independent public accountants (Proposal Four).

Q:	How does the Board recommend that I vote?

A:	The Board unanimously recommends that you vote your shares:

•	“FOR” the election of all of the nominees as director listed in Proposal One;

•	“FOR” the adoption of the amendment to add an additional 500,000 shares to the Intevac 2003 Employee Stock Purchase Plan;

•	“FOR” the approval of a stock option exchange program for employees (excluding the NEOs and directors); and

•	“FOR” the proposal to ratify the selection of Grant Thornton LLP as Intevac’s independent public accountants for the fiscal year ending December 31, 2013.

Q:	If I sign a proxy, how will it be voted?

A:

All shares entitled to vote and represented by properly executed proxy cards received prior to the applicable deadlines described above (and not revoked) will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. Intevac does not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change or revoke my vote?

A:	Subject to any rules and deadlines your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

If you are a stockholder of record, you may change your vote by (1) filing with Intevac’s Secretary, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, or (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). A stockholder of record that has voted on the Internet or by telephone may also change his or her vote by making a timely and valid later Internet or telephone vote.

If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, trustee or other nominee or (2) if you have obtained a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

Any written notice of revocation or subsequent proxy card must be received by Intevac’s Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to Intevac’s Secretary or should be sent so as to be delivered to Intevac’s principal executive offices, Attention: Secretary.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:

Intevac will bear all expenses of this solicitation, including the cost of preparing and mailing these proxy materials. Intevac may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of Intevac may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Intevac may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be significant.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and will publish final results in a Form 8-K within four business days after the Annual Meeting.

Stockholder Proposals and Director Nominations

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Requirements for stockholder proposals to be considered for inclusion in Intevac’s proxy materials — Stockholders may present proper proposals for inclusion in Intevac’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to Intevac’s Secretary in a timely manner. Assuming a mailing date of April 4, 2013 for this proxy statement, in order to be included in the proxy statement for the 2014 annual meeting of stockholders, stockholder proposals must be received by Intevac’s Secretary no later than December 5, 2013, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for stockholder proposals to be brought before an annual meeting — In addition, Intevac’s bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by (1) the Board, (2) the Nominating and Governance Committee or (3) any stockholder entitled to vote who has delivered written notice to Intevac’s Secretary no later than the Notice Deadline (as defined below), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations.

Intevac’s bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board, (2) properly brought before the meeting by or at the direction of the Board or (3) properly brought before the meeting by a stockholder who has delivered written notice to the Secretary of Intevac no later than the Notice Deadline (as defined below).

The “Notice Deadline” is defined as that date which is 120 days prior to the one year anniversary of the date on which Intevac first mailed its proxy materials to stockholders for the previous year’s annual meeting of stockholders. As a result, assuming a mailing date of April 4, 2013 for this proxy statement the Notice Deadline for the 2014 annual meeting of stockholders is December 5, 2013.

If a stockholder who has notified Intevac of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Intevac need not present the proposal for a vote at such meeting.

Q:	How may I obtain a copy of the bylaw provisions regarding stockholder proposals and director nominations?

A:

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary of Intevac. All notices of proposals by stockholders, whether or not to be included in Intevac’s proxy materials, should be sent to Intevac’s principal executive offices, Attention: Secretary.

Additional Information about the Proxy Materials

Q:	What should I do if I receive more than one set of proxy materials?

A:

You may receive more than one set of proxy materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each Intevac proxy card or voting instruction card that you receive to ensure that all your shares are voted.

Q:	How may I obtain a separate set of proxy materials or the 2012 Annual Report?

A:	If you share an address with another stockholder, each stockholder may not receive a separate copy of the proxy materials and 2012 Annual Report.

Stockholders who do not receive a separate copy of the proxy materials and 2012 Annual Report may request to receive a separate copy of the proxy materials and 2012 Annual Report by calling 408-986-9888 or by writing to Investor Relations at Intevac’s principal executive offices. Alternatively, stockholders who share an address and receive multiple copies of our proxy materials and 2012 Annual Report can request to receive a single copy by following the instructions above, although each stockholder of record or beneficial owner must still submit a separate proxy card.

Q:	What is the mailing address for Intevac’s principal executive offices?

A:	Intevac’s principal executive offices are located at 3560 Bassett Street, Santa Clara, California 95054.

Any written requests for additional information, additional copies of the proxy materials and 2012 Annual Report, notices of stockholder proposals, recommendations of candidates to the Board, communications to the Board or any other communications should be sent to this address.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON MAY 9, 2013.

The proxy statement and the 2012 Annual Report are available at www.intevac.com.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the Annual Meeting, six directors (constituting the entire board) are to be elected to serve until the next Annual Meeting of Stockholders and until a successor for any such director is elected and qualified, or until the death, resignation or removal of such director.

It is intended that the proxies will be voted for the six nominees named below unless authority to vote for any such nominee is withheld. All six nominees are currently directors of Intevac. Each of the nominees was elected to the Board by the stockholders at the last annual meeting. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any other person who is designated by the current Board to fill the vacancy. The proxies solicited by this Proxy Statement may not be voted for more than seven nominees.

Majority Voting Standard

Under Intevac’s Bylaws, in order to be elected, a nominee must receive the votes of a majority of the votes cast with respect to such nominee in uncontested elections (which is the case for the election of directors at the 2013 Annual Meeting), which means the number of votes “for” a nominee must exceed the number of votes “against” that nominee. Abstentions are not counted as votes cast. If an incumbent director receives more “against” than “for” votes, he or she is expected to tender his or her resignation in accordance with our corporate governance guidelines.

In accordance with our Bylaws and our corporate governance guidelines, the Board will nominate for election or reelection only those candidates who agree to tender, promptly following such candidate’s election or reelection, an irrevocable resignation effective upon (i) such candidate’s failure to receive the required vote for election at the next meeting at which they would stand for election and (ii) acceptance of such resignation by the Board. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their election to the Board.

If an incumbent director fails to receive the required vote for reelection, then the Nominating and Governance Committee will consider the offer of resignation and recommend to the Board the action to be taken, and the Board will publicly disclose its decision as to whether to accept or reject the offered resignation.

Any director whose resignation is under consideration shall abstain from participating in any decision of the Nominating and Governance Committee or the Board itself regarding that resignation.

Nominees

Set forth below is information regarding the nominees to the Board.

Name of Nominee	Position(s) with Intevac	Age
Norman H. Pond	Chairman of the Board and Chief Executive Officer (“CEO”)	74
David S. Dury	Director	64
Stanley J. Hill	Director	71
Thomas M. Rohrs	Director	62
John F. Schaefer	Director	70
Ping Yang	Director	60

The Board of Directors unanimously recommends a vote “FOR” all the nominees listed above.

Business Experience and Qualifications of Nominees for Election as Directors

Each nominee brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, financial management and operations. Set forth below are the conclusions reached by the Board with regard to each of its directors.

As described elsewhere in this proxy under the heading “Policy Regarding Board Nominees”, the Company believes that Board members should possess a balance of knowledge, experience and capability, and considers the following issues: the current size and composition of the Board and the needs of the Board and the respective committees of the Board, such factors as issues of character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, the relevance of the candidate’s skills and experience to the business, and such other factors as the Nominating and Governance Committee may consider appropriate. In addition to fulfilling the above criteria, 5 of the 6 directors named above are considered independent under the applicable Nasdaq rules.

Mr. Pond is a founder of Intevac and has served as Chairman of the Board since February 1991. Mr. Pond has served as Chief Executive Officer from November 2012 until the present. Mr. Pond also served as President and Chief Executive Officer from September 2001 through January 2002 and from February 1991 until July 2000. Mr. Pond also held executive management positions at Varian Associates and Teledyne. Mr. Pond holds a BS in physics from the Missouri Institute of Science and Technology and an MS in physics from the University of California at Los Angeles. The Board believes Mr. Pond’s qualifications to sit on our Board include his years of experience in the hard disk drive, semiconductor, communication and defense industries, including as our Chairman for 22 years and as our President and CEO for 10 years and prior executive management experience.

Mr. Dury has served as a director of Intevac since July 2002. Mr. Dury served as a co-founder of Mentor Capital Group, a venture capital firm from July 2000 until his retirement in May 2009. From 1996 to 2000, Mr. Dury served as Senior Vice President and Chief Financial Officer of Aspect Development, a software development firm. Mr. Dury holds a BA in psychology from Duke University and an MBA from Cornell University. The Board believes Mr. Dury’s qualifications to sit on our Board include his executive experience as a partner in a venture capital firm, his experience with financial accounting matters as a previous CFO, as well as his operational, management and corporate governance expertise working on other companies’ boards of directors.

Mr. Hill was appointed as a director of Intevac in March 2004. Mr. Hill joined Kaiser Aerospace and Electronics Corporation, a privately held manufacturer of electronic and electro-optical systems, in 1969 and served as CEO and Chairman of both Kaiser and K Systems, Inc., Kaiser’s parent company, from 1997 until his retirement in 2000. Prior to his appointment as CEO, Mr. Hill served in a number of executive positions at Kaiser. Mr. Hill holds a BS in mechanical engineering from the University of Maine, an MS in engineering from the University of Connecticut and has completed post-graduate studies at the Santa Clara University business school. He is also a director of First Aviation Services, Inc. The Board believes Mr. Hill’s qualifications to sit on our Board include his operational and corporate governance expertise, which he obtained through experience as a CEO leading a complex global organization, and his years of experience in the government, military and electro-optical industries.

Mr. Rohrs was appointed as a director of Intevac in October 2010. Mr. Rohrs has held executive positions at leading Silicon Valley technology companies. Mr. Rohrs was the CEO of Skyline Solar from 2010 through 2013, the CEO of Electroglas from 2006 through 2009, Senior Vice President of Global Operations for Applied Materials from 1997 through 2002 and Vice President of Worldwide Operations for Silicon Graphics from 1992 through 1997. Mr. Rohrs currently serves as Chairman of the Board of Vignani Technologies and as a member of the Board of Directors of Advanced Energy and was a director of Magma Design Automation from 2003 to 2012. He received an MBA from Harvard Business School and a BS in mechanical engineering from the University of Notre Dame. The Board believes Mr. Rohrs’ qualifications to sit on our Board include his experience as a CEO of a solar photovoltaic manufacturing company, his operational, management and corporate governance expertise working on other companies’ boards of directors and his years of experience in the semiconductor and electronics industries.

Mr. Schaefer was appointed as a director of Intevac in July 2010. Mr. Schaefer served as the Chairman and CEO of Phase Metrics from 1994 through 2001, President, Chief Operating Officer and Director of McGaw Incorporated from 1992 to 1994, President, CEO and Director of Levolor Corporation from 1989 to 1992, and Corporate Officer and Director of Baker Hughes Incorporated from 1974 to 1988. Mr. Schaefer also served as a Staff Assistant to the President of the United States between 1971 and 1974. Mr. Schaefer currently serves on the Board of Directors of Websense. He received a BS in engineering from the United States Naval Academy and an MBA from Harvard Business School. The Board believes Mr. Schaefer’s qualifications to sit on our Board include his experience as a CEO of a manufacturing company, his operational, management and corporate governance expertise working on other companies’ boards of directors and his years of experience in the hard disk drive and oil and gas capital equipment industries.

Dr. Yang was appointed as a director of Intevac in March 2006. Dr. Yang was employed by Taiwan Semiconductor Manufacturing Company beginning in 1997 and served as Vice President of Research and Development from 1999 until 2005. Prior to joining TSMC, Dr. Yang worked at Texas Instruments from 1980 to 1997 where he was Director of Device and Design Flow. Dr. Yang is currently an independent consultant. Dr. Yang holds a BS in physics from National Taiwan University, and an MS and a PhD in electrical engineering from the University of Illinois. He is also a director of LTX Credence and was a director of Apache Design Solutions from 2006 to 2011. The Board believes Dr. Yang’s qualifications to sit on our Board include his extensive experience with global companies, his years of experience in the semiconductor industry, his experience providing strategic advisory services to complex organizations, as well as his operational, management and corporate governance expertise working with other companies’ boards of directors.

PROPOSAL TWO

APPROVAL OF AN AMENDMENT TO THE INTEVAC 2003 EMPLOYEE

STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES

RESERVED THEREUNDER BY 500,000 SHARES

The Intevac 2003 Employee Stock Purchase Plan (the “2003 ESPP”) was originally adopted by our Board and approved by our stockholders in 2003. Employees have participated in the 2003 ESPP or its predecessor plan, the 1995 Employee Stock Purchase Plan, since 1995.

The 2003 ESPP provides us an important incentive tool for our employees and helps us to attract, retain and motivate our employees whose skills and performance are critical to our success. We strongly believe that the 2003 ESPP is essential for us to compete for talent in the labor markets in which we operate and our Board has determined that it is in our best interests and the best interests of our stockholders to make an additional 500,000 shares of our Common Stock available for purchase under the 2003 ESPP. As such, the Board has put forth for approval of our stockholders an amendment to the 2003 ESPP to increase the number of shares reserved thereunder by 500,000 shares of our Common Stock. If our stockholders approve this proposal two, the aggregate number of shares available for issuance under the 2003 ESPP since its inception will be 2,458,000, and the total number of shares of Common Stock that remain available to be issued in the future under such plan will be approximately 554,000 shares. The requested increase represents approximately 2.1% of the outstanding shares of our Common Stock as of March 1, 2013, and the total number of shares available for issuance under the 2003 ESPP since its inception would be approximately 10.3% of outstanding shares of our Common Stock as of March 1, 2013. The Board of Directors unanimously recommends a vote “FOR” the amendment to the 2003 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 500,000 shares.

Summary of the 2003 Employee Stock Purchase Plan

The following paragraphs provide a summary of the principal features of the 2003 ESPP and its operation. The following summary is qualified in its entirety by reference to the 2003 ESPP.

General

The 2003 ESPP was originally adopted by our Board in January 2003 and approved by our stockholders in May 2003. The purpose of the 2003 ESPP is to provide employees with an opportunity to purchase our Common Stock through payroll deductions.

Administration

Our Board or a committee appointed by the Board administers the 2003 ESPP. All questions of construction, interpretation or application of the 2003 ESPP are determined by the Board or the committee, and its decisions are final, conclusive and binding upon all participants.

Eligibility

Each of our employees, or the employees of our designated subsidiaries, whose customary employment is for at least twenty hours per week and more than five months per calendar year is eligible to participate in the 2003 ESPP; except that no employee may be granted a purchase right under the 2003 ESPP (i) to the extent that, immediately after the grant, such employee (or any person whose stock would be attributable to such employee) would own our stock or the stock of our parent corporation or any of our subsidiaries and/or hold outstanding options to purchase stock possessing 5% or more of the total voting power or total value of all classes of our stock or our parent corporation or any of our subsidiaries, or (ii) to the extent that his or her rights to purchase stock under all of our employee stock purchase plans or those of our parent corporation or any of our subsidiaries accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such purchase right is granted) for each calendar year. As of March 1, 2013, approximately 319 employees were eligible to participate in the 2003 ESPP. Eligible employees have the opportunity to elect to participate in the 2003 ESPP approximately twice per year.

Offering Period

Shares of our Common Stock are offered for purchase under the 2003 ESPP through a series of successive offering periods, each with a maximum duration of approximately twenty-four (24) months. Each offering period is of a duration determined by the plan administrator prior to the start date and is comprised of a series of one or more successive purchase intervals. Purchase intervals within each offering period last approximately six (6) months and run from the first trading day in February to the last trading day in July each year and from the first trading day in August each year to the last trading day in January of the following year. Should the fair market value of our Common Stock on any semi-annual purchase date within an offering period be less than the fair market value per share on the start date of that offering period, then that offering period automatically terminates immediately after the purchase of shares on such purchase date, and a new offering period commences on the next trading day following the purchase date. The plan administrator may shorten the duration of such new offering period within five (5) trading days following the start date of such new offering period.

Purchase Price

The purchase price of our Common Stock acquired under the 2003 ESPP is equal to eighty-five percent (85%) of the lower of (i) the fair market value per share of our Common Stock on the first day of the offering period or on the participant’s entry date into the offering period or (ii) the fair market value on the semi-annual purchase date. The fair market value of our Common Stock on any relevant date will be the closing sales price per share as reported on the Nasdaq National Market (or the closing bid, if no sales were reported), or the mean of the closing bid and asked prices if our Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, as quoted on such exchange or reported in the Wall Street Journal.

Payment of Purchase Price; Payroll Deductions

Each participant’s purchase price of the shares is accumulated by payroll deductions throughout each purchase interval. A participant may elect to have up to 15% of his or her eligible compensation deducted each payroll period. The number of shares of our Common Stock a participant may purchase in each purchase interval during an offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during that purchase interval by the purchase price; provided, however, that a participant may not purchase more than 2,500 shares each purchase interval.

Withdrawal

Generally, a participant may withdraw from an offering period at any time by written notice without affecting his or her eligibility to participate in future offering periods. However, once a participant withdraws from a particular offering period, that participant may not participate again in the same purchase interval and, unless he or she re-enters the 2003 ESPP at a semi-annual entry date in accordance with the terms of the 2003 ESPP may not participate in the same offering period. To participate again in the 2003 ESPP, the participant must deliver to us a new subscription agreement in accordance with the terms of the 2003 ESPP.

Termination of Employment

Upon termination of a participant’s employment for any reason, including disability or death, his or her participation in the 2003 ESPP will immediately cease. The payroll deductions credited to the participant’s account, but not used to make a purchase will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided pursuant to the 2003 ESPP.

Adjustments; Merger or Change in Control

In the event of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the company or other change in our capital structure, appropriate adjustments will be made in the number and class of shares available for purchase under the 2003 ESPP (including per person purchase interval limitations) and the purchase price and number of shares covered by each purchase right under the 2003 ESPP as determined by the plan administrator in its sole discretion.

In the event of any merger of the Company with or into another corporation or “change of control,” as defined in the 2003 ESPP, the successor corporation or a parent or subsidiary of such successor corporation shall assume or substitute an equivalent purchase right for each outstanding purchase right. In the event the successor corporation refuses to do so, the purchase interval then in progress shall be shortened by setting a new purchase date before the merger or change of control, and the current purchase interval and offering period shall end on the new purchase date. The plan administrator shall notify each participant of the new purchase date at least 10 business days prior to such date, and the participant’s purchase right shall be exercised on such new purchase date, unless the participant withdraws prior to such date.

Certain Federal Income Tax Information

The following brief summary of the effect of U.S. federal income taxation upon the participant and Intevac with respect to the shares purchased under the 2003 ESPP does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

The 2003 ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the 2003 ESPP are sold or otherwise disposed of. Upon the sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than (1) two years from the first day of the applicable offering period (or, if later, the first day the participant entered the offering period) and (2) one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day the participant entered the applicable offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares were purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase.

Intevac generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant, except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Amendment and Termination of the Plan

Our Board or the committee administering the 2003 ESPP may at any time terminate or amend the 2003 ESPP. No amendment shall be effective unless it is approved by the stockholders, if such amendment would require stockholder approval in order to comply with Section 423 of the Internal Revenue Code or other applicable law or stock exchange rule.

Purchase Plan Transactions for Certain Individuals and Groups

Given that the number of shares that may be purchased under the 2003 ESPP is determined, in part, on our Common Stock’s value on the enrollment date of each participant and the last day of the purchase interval and given that participation in the 2003 ESPP is voluntary on the part of employees, the actual number of shares that may be purchased by an individual under the 2003 ESPP is not determinable.

The table below shows, as to each of Intevac’s NEOs included in the 2012 Summary Compensation Table and the various indicated groups, the number of shares of Common Stock purchased under the 2003 ESPP during the last fiscal year, together with the weighted average purchase price paid per share.

Name and Position or Group	Number of Purchased Shares	Weighted Average Purchase Price
Norman Pond, Chairman of the Board and CEO	2,662	$5.59
Kevin Fairbairn, Former President and CEO	3,226	$5.48
Jeffrey Andreson, Executive Vice President and Chief Financial Officer	2,575	$5.60
Andres Brugal, Executive Vice President and General Manager, Intevac Photonics	2,500	$4.99
Michael Russak, Executive Vice President and General Manager, Hard Disk Equipment Products	1,402	$5.86
Christopher Smith, Executive Vice President and General Manager, Emerging Equipment Products	2,281	$5.68
Non-employee directors, as a group	—	N/A
All executive officers, as a group	19,543	$5.53
All employees who are not executive officers, as a group	281,874	$5.74

Required Vote

The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting (provided that that vote also constitutes the affirmative vote of a majority of the required quorum) will be required for approval of the amendment to add an additional 500,000 shares of Common Stock to the 2003 ESPP.

Summary

We believe strongly that approval of the amendment to the 2003 ESPP is essential to our continued success. Awards such as those provided under the 2003 ESPP constitute an important incentive for our employees and help us to attract, retain and motivate people whose skills and performance are critical to our success. Our employees are our most valuable assets. We strongly believe that the 2003 ESPP is essential for us to compete for talent in the labor markets in which we operate.

PROPOSAL THREE

APPROVAL OF A STOCK OPTION EXCHANGE PROGRAM FOR EMPLOYEES (EXCLUDING THE NAMED EXECUTIVE OFFICERS AND DIRECTORS)

Our Board has determined that it would be in the best interests of Intevac and our stockholders to implement a one-time stock option exchange program, as described in detail below, subject to stockholder approval. The stock option exchange program would permit Eligible Participants (as defined below) to exchange their outstanding options to purchase shares of our common stock issued under our 2012 Equity Incentive Plan (the “2012 Plan”), 2004 Equity Incentive Plan, and 1995 Stock Option/Stock Issuance Plan (collectively, the “Plans”) with exercise prices above the greater of our Company’s 52-week high of our stock price or 50% above the current stock price, both measured at the stock option exchange program’s commencement date (which is assumed to be in July 2013) or a date shortly before the commencement date for a lesser number of new options (as determined in accordance with exchange ratios calculated as described below) to be granted under our 2012 Plan. The new options would have an exercise price equal to the closing sales price of our common stock as quoted by the NASDAQ Global Select Market (“Nasdaq”) on the date of the expiration of the offer (the “Exchange Date”). Our NEOs and directors would not be eligible to participate in the stock option exchange program and do not stand to gain from the stock option exchange program other than in their general capacity as stockholders.

The Board of Directors unanimously recommends a vote “FOR” the approval of a stock option exchange program for employees (excluding the NEOs and directors.)

The Board believes the stock option exchange program would enhance long-term stockholder value by improving our ability to incentivize and retain our non-NEO employees with only minimal incremental compensation expense to the Company, as well as reducing our equity award “overhang” (that is, the number of shares subject to outstanding equity awards relative to the total number of shares of our common stock outstanding) through the cancellation of outstanding options that currently provide no meaningful retention or incentive value to our employees. Additionally, the Board believes that the stock option exchange program creates retention value for the Company by requiring employees to “re-earn” their new options granted pursuant to the stock option exchange program through a new vesting schedule.

Stockholder approval is required for the stock option exchange program under the listing rules of Nasdaq. Therefore, we are seeking stockholder approval to allow for this one-time option exchange under the Plans. We would seek stockholder approval for any future option exchange or similar program before implementing it.

Reasons for the Stock Option Exchange Program

Equity awards have been, and continue to be, a key part of our incentive compensation and retention program and are designed to motivate and reward employees’ efforts. We believe that to develop and market our products, we need to maintain competitive employee compensation and incentive programs.

We believe our stock price, which has fallen significantly during the past year, reflects, among other things, adverse conditions in the U.S. and global economies and adverse supply and demand conditions in the global market for hard disk drives and solar panels. In the second half of 2012, our stock price was negatively impacted by (1) 2012 hard drive shipments that were below industry expectations and were down year over year for the second consecutive year which impacted our customers’ equipment needs; and (2) overcapacity of photovoltaic (“PV”) manufacturers and the oversupply of solar panels in the market that impacted our PV penetration strategy.

As a result of our stock price decline, nearly all of our employees who hold outstanding stock options are holding options that are substantially “underwater” (meaning the exercise prices of the options are higher than the current market price of our common stock). The weighted average exercise price per share of options held by our non-NEO employees was $11.14 compared to a $4.84 closing price on March 14, 2013 for our common stock. Consequently, as of March 14, 2013, approximately 88.5% of the outstanding options held by non-NEO employees were underwater. These underwater options do not currently provide meaningful retention or incentive value to our employees, while nevertheless creating an overhang to our stockholders of approximately 1.4 million shares. Additionally, under applicable accounting rules, we are required to continue to recognize compensation expense related to these options while they remain outstanding, even if they are never exercised because they remain underwater and do not fully provide the intended incentive and retention benefits.

When considering how best to retain and provide incentives to our employees holding underwater options, we considered several alternatives, including increasing cash compensation and/or granting additional equity awards. Increasing cash compensation would substantially increase our compensation expenses and reduce our cash flow from operations. Granting additional stock options at current market prices or restricted stock units (“RSUs”) would substantially increase our overhang and cause dilution to our stockholders.

We also considered a stock option exchange program. We determined that a program under which non-NEO employees could exchange underwater options for a lesser number of options with an exercise price equal to the current fair market value of the shares covered by the options was most attractive for a number of reasons, including the following:

Reasonable, Balanced Incentives.    As described in more detail below, participating employees will surrender fully- or partially-vested options that are substantially underwater for a lesser number of unvested options that will have an exercise price equal to the then current fair market value for our common stock. We believe the grant of a lesser number of options with an exercise price that reflects a more current stock price that vests over time is a reasonable and balanced exchange for underwater options and would have a much stronger current impact on employee retention than do underwater options.

Restore Retention and Motivation Incentives.    We rely on skilled and educated, technical, and managerial employees. Competition for these types of employees is intense. We continue to believe that equity awards are an important component of our employees’ total compensation and our ability to retain and motivate employees. Replacing this component with additional cash compensation to remain competitive in the hiring marketplace would have a material adverse effect on our business. We also believe that substantially underwater options do not have sufficient impact on employee retention and motivation, and that for our employee stock options to serve their intended purposes, they need to be exercisable at least near the current price of our common stock. The failure to address the underwater option issue in the near to medium term will make it more difficult for us to retain our key employees. If we cannot retain these employees, our business, results of operations and future stock price could be adversely affected. We believe that granting new options in exchange for underwater options will aid in both retaining and motivating employees participating in the stock option exchange program because the new options will have the potential for appreciation in line with the Company’s stock price appreciation and new vesting periods that will exceed the remaining vesting periods of the surrendered options.

Overhang Reduction.    Not only do the underwater options have little or no employee retention value, they cannot be removed from our equity award overhang until they are exercised, expire or otherwise terminate (for example, when an employee leaves our employment). The stock option exchange program would reduce our overhang and eliminate many of the ineffective underwater options that are currently outstanding because participating employees would receive new options covering a lesser number of shares than the number of shares covered by the surrendered options. If all Eligible Options (as defined below) are exchanged and based on calculations performed as of March 14, 2013 and assuming a July 2013 tender offer and an eligibility threshold of about $8.00 per share, options to purchase approximately 1,133,349 shares will be surrendered and cancelled, while new options covering approximately 526,177 shares will be issued, resulting in a net reduction in the equity award overhang by approximately 607,172 shares, or approximately 2.6% of the number of shares of our common stock outstanding as of March 14, 2013. Under the terms of the 2012 Plan, any exchanged options under the Plans will automatically be reserved for future issuance under the 2012 Plan as a result of the cancellation of such options pursuant to the stock option exchange program.

Align Compensation Costs with Retention and Motivation Value of Equity Awards.    Our underwater options have exercise prices that are equal to the fair market value of our common stock at the time of grant. Under applicable accounting rules, we are required to continue to recognize compensation expense related to these grants while they remain outstanding, even if they are never exercised because they remain underwater and do not fully provide the intended incentive and retention benefits. We believe it is an inefficient use of corporate resources to recognize compensation expense on awards that are not valued by employees. By replacing underwater options that have little or no retention or incentive value with new options that will provide both retention and incentive value while incurring only minimal incremental compensation expense, we will more efficiently use our resources.

Decrease Pressure for Additional Grants.    If we are unable to conduct a stock option exchange program in which underwater options with low incentive value may be exchanged for a lesser number of new options with higher motivation and retentive value, we may find it necessary to issue significant additional options or other equity awards to employees above and beyond our ongoing equity grant practices in order to provide renewed incentive to employees. Any such additional grants would increase our overhang as well as our compensation expense.

Description of the Stock Option Exchange Program

Eligible Participants

The stock option exchange program will be open to all employees of Intevac and its subsidiaries (but excluding our NEOs and directors) residing in a country in which we have employees holding underwater options and who are employed by us at the start of the stock option exchange program. Such individuals are referred to as “Eligible Participants.” In addition to being an employee as of the start of the stock option exchange program, an individual will only be eligible to participate in the stock option exchange program if he or she continues to provide service to us through the new option grant date. The Board will have the authority to exclude otherwise eligible employees in non-U.S. jurisdictions if it determines that local law or other constraints makes the participation of employees in a certain country infeasible or impractical. Participation in the stock option exchange program would be voluntary. However, if an Eligible Participant elects to exchange an Eligible Option (as defined below), then all of the shares subject to such Eligible Option must be exchanged pursuant to the stock option exchange program. As of March 14, 2013, there were approximately 143 Eligible Participants.

Eligible Options

The only options that Eligible Participants may exchange in the stock option exchange program are those outstanding options under any of the Plans held by an Eligible Participant that were granted more than twelve (12) months before the stock option exchange program’s commencement date and having an exercise price above the greater of our Company’s 52-week high of our stock price or 50% above the current stock price, both measured at the stock option exchange program’s commencement date or a date shortly before the commencement date (the “Eligible Options”). We expect to commence the execution of the stock option exchange program in July 2013 subject to change. Our intent in using an exercise price eligibility threshold is to ensure that only outstanding options that are sufficiently underwater are eligible for the stock option exchange program.

As of March 14, 2013, and assuming and an eligibility threshold above $8.00 per share, Eligible Participants were holding Eligible Options to purchase approximately 1,133,349 shares of our common stock, with a weighted average exercise price of $13.32 per share and a weighted average remaining term of 4.4 years. Because the exchange ratios (discussed below) will not be calculated until shortly before the commencement of the stock option exchange program (at which time the fair value of the eligible options and replacement options can be estimated), we are unable to determine at this time the number of new options which may be granted in connection with the stock option exchange program. All Eligible Options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

Exchange Ratios

The stock option exchange program is not a one-for-one exchange. Eligible Participants surrendering outstanding Eligible Options will receive new options covering a lesser number of shares than are covered by the surrendered options. The number of shares underlying the new option received in exchange for one share underlying an Eligible Option that is surrendered in the exchange is referred to as the “exchange ratio.” The proposed exchange ratio for a surrendered option would depend on the original exercise price of the surrendered option, with the result rounded to the nearest whole share. We will establish the exchange ratios shortly before the stock option exchange program commences.

Although the exchange ratios cannot be determined now, we can provide the following example that is based upon assumptions and various calculations, described in more detail below, performed on March 15, 2013, using data available as of March 14, 2013 and assuming an eligibility threshold above $8.00 per share:

If the Exercise Price of an Eligible Option is:	The Exchange Ratio is:
$8.01-$12.00, then	1.75-for-1
$12.01-$16.00, then	2.25-for-1
$16.01-$20.00, then	3.50-for-1
Greater than or equal to $20.01, then	8.00-for-1

For example, if an Eligible Participant surrenders an Eligible Option to purchase 5,000 shares with an exercise price of $16.00 per share, that Eligible Participant would receive a new option to purchase 2,222 shares (that is, 5,000 divided by 2.25, with the result rounded to the nearest whole number, which equals 2,222).

The exchange ratios to be used in the stock option exchange program will be designed to result in the issuance of new options with a fair value for financial accounting purposes approximately equal to the fair value of the options surrendered in the exchange. As a result, we expect to recognize only a minimal amount of incremental compensation expense for accounting purposes for the new options issued in the stock option exchange program, including compensation expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange is made. In our example above, we calculated the fair value of the Eligible Options using the Black-Scholes option valuation model. For this purpose, we used the following factors:

(i) original exercise price,

(ii) assumed value of $4.84 per share of our common stock (the closing price as of March 14, 2013),

(iii) expected volatility of our common stock using a historical look-back commensurate with each expected term between 43% and 63%, with a weighted average of 57%,

(iv) a term developed by considering the remaining contractual life of the stock option and the original exercise price, resulting in an expected term between 0.39 years and 6.56 years, with a weighted average of 3.66 years (replacement options have an expected term of 3.50 years),

(v) risk-free rates between 0.11% and 1.06%, with a weighted average of 0.58%, and

(vi) no expected dividends.

Continuing the example we then established the four exchange ratios set forth above based on the average Black-Scholes value of the Eligible Options having exercise prices within a specified range for each ratio, compared to the Black-Scholes value of one share of our common stock underlying an option to be issued in the stock option exchange program.

The following table summarizes information regarding the options eligible for exchange in the stock option exchange program, as of March 14, 2013:

Exercise Price of Eligible Options	Number of Shares Underlying Eligible Options	Weighted Average Price of Eligible Options	Weighted Average Remaining Term of Eligible Options (Years)	Exchange Ratio	Maximum Number of New Options that May be Granted Upon Surrender of Eligible Options
Greater than $8.00 per share, but less than $12.01 per share	634,474	$11.13	4.61	1.75 to 1	362,570
Greater than or equal to $12.01 per share, but less than $16.01 per share	173,825	$14.02	4.73	2.25 to 1	77,245
Greater than or equal to $16.01 per share, but less than $20.01 per share	284,550	$16.15	3.94	3.50 to 1	81,298
Greater than or equal to $20.01	40,500	$24.81	3.54	8.00 to 1	5,064
Total:	1,133,349	$13.32	4.42		526,177

Terms and Vesting Schedule

The new options will be subject to the terms and conditions of the 2012 Plan and an option agreement issued thereunder. New options will expire no later than the fifth year anniversary of the Exchange Date. The new options shall vest as to 1/3rd of the shares subject to the new option on the first year anniversary of the Exchange Date, as to an additional 1/3rd of the shares subject to the new option on the second year anniversary of the Exchange Date and as to the remaining 1/3rd of the shares subject to the new option on the third year anniversary of the Exchange Date, provided in each case that the optionee remains an employee of the Company through such dates. Notwithstanding the foregoing, in no event will a new option be scheduled to vest in full sooner than provided in the vesting schedule of the original Eligible Option it replaces. Generally, the Eligible Options have been scheduled to vest over four (4) years following their date of grant. Only options that have been granted more than twelve (12) months prior to the stock option exchange program start date may qualify as “Eligible Options”. As a result, the new vesting schedules will extend the total vesting periods associated with the new options, meaning that, Eligible Participants participating in the stock option exchange program will, in effect, have to “re-earn” the new options through continued service. As of March 14, 2013, approximately 73.4% of the shares covered by the Eligible Options already were fully vested.

Impact on the 2012 Plan Share Reserve

Net surrendered shares under the stock option exchange program will be returned to the 2012 Plan share reserve.

Implementing the Stock Option Exchange Program

Our Board authorized the stock option exchange program on February 13, 2013 subject to stockholder approval and authorized the Compensation Committee to determine the terms of the stock option exchange program. We have not commenced the stock option exchange program and will not do so unless our stockholders approve this proposal. If we receive stockholder approval of the stock option exchange program, the stock option exchange program may commence at a time determined by us, with terms expected to be materially similar to those described in this proposal. However, even if the stockholders approve the stock option exchange program, the Board may still later determine not to implement the stock option exchange program. It is currently anticipated that the stock option exchange program will commence as promptly as practicable following approval of this proposal by our stockholders; provided, however, that if the stock option exchange program does not commence within six months of stockholder approval, we will not commence the stock option exchange program without again seeking and receiving stockholder approval.

Upon the commencement of the stock option exchange program, Eligible Participants would receive written materials explaining the terms and timing of the stock option exchange program (an “offer to exchange”). Eligible Participants would be given at least 20 business days to elect to exchange some or all of their Eligible Options for a grant of new options. Eligible Participants would make these elections by filling out an election form which would be distributed to them as part of the offer to exchange and submitting the form to our designated representative within the 20 business day period (or such longer period as we choose to keep the offer open). After the offer to exchange is closed, all Eligible Options that were surrendered for exchange would be cancelled and we would grant new options in accordance with the exchange ratios. All new options will be granted under the 2012 Plan. Regardless of the type of option being surrendered, all new options granted pursuant to the stock option exchange program will be nonstatutory stock options.

At or before commencement of the stock option exchange program, we would file the offer to exchange with the Securities and Exchange Commission (the “SEC”) as part of a tender offer statement on Schedule TO. Eligible Participants, as well as stockholders and members of the public, would be able to obtain the offer to exchange and other documents we file with the SEC free of charge from the SEC’s website at www.sec.gov.

U.S. Federal Income Tax Consequences

The following is a summary of the anticipated material United States federal income tax consequences of participating in the stock option exchange program. A more detailed summary of the applicable tax considerations to participants will be provided in the offer to exchange. The applicable U.S. federal income tax law and regulations may change, and the Internal Revenue Service may adopt a position contrary to the summary below. All holders of Eligible Options are urged to consult their own tax advisors regarding the tax treatment of participating in the stock option exchange program under all applicable laws prior to participating in the option exchange program.

We believe the exchange of Eligible Options for new options pursuant to the stock option exchange program should be treated as a non-taxable exchange and neither we nor any of the Eligible Participants should recognize any income for U.S. federal income tax purposes upon the surrender of Eligible Options and the grant of new options. Additionally, as all new options will be nonstatutory stock options, an individual’s tax treatment upon exercise of the new options may differ from the treatment otherwise applicable to the surrendered Eligible Options. The tax consequences for participating non-U.S. employees may differ from the U.S. federal income tax consequences described in the preceding sentences.

Potential Modification to Terms of Stock Option Exchange Program

The terms of the stock option exchange program will be described in an offer to exchange that will be filed with the SEC. Although we do not anticipate that the SEC would require us to materially modify the stock option exchange program’s terms, it is possible that we will need to alter the terms of the stock option exchange program to comply with comments from the SEC. Changes in the terms of the stock option exchange program may also be required for tax purposes. In addition, we intend to make the stock option exchange program available to our employees who are located in certain countries outside of the U.S. where permitted by local law and where we determine it is feasible and practical to do so. It is possible that we may need to make modifications to the terms offered to Eligible Participants in countries outside the U.S. to comply with local requirements, or for tax or accounting reasons. The Board or the Compensation Committee will retain the discretion to make any such necessary or desirable changes to the terms of the stock option exchange program for purposes of complying with comments from the SEC or optimizing the U.S. or foreign tax consequences.

Potential Modification to Terms of Stock Option Exchange Program Due to Changing Circumstances

While the terms of the stock option exchange program are expected to be materially similar to the terms described in this proposal, we may find it necessary or appropriate to change the terms of the stock option exchange program to take into account our administrative needs, legal requirements, accounting rules, Company policy decisions that make it appropriate to change the stock option exchange program and the like. For example, we may alter the method of determining exchange ratios if we decide that there is a more efficient and appropriate way to set the ratios while still continuing to limit incremental compensation expense. The final terms of the stock option exchange program will be set forth in the offer to exchange. The Board or the Compensation Committee will retain the discretion to make any necessary or desirable changes to the terms of the stock option exchange program. In addition, the Board or the Compensation Committee reserves the right to amend, postpone or cancel the stock option exchange program once it has commenced. Additionally, we may decide not to implement the stock option exchange program even if our stockholders approve the stock option exchange program.

Financial Accounting Consequences

We account for share-based payments in accordance with Accounting Standards Codification (“ASC”) 718, “Compensation-Stock Compensation”. Under ASC 718, to the extent the fair value of each award of stock options granted pursuant to the stock option exchange program exceeds the fair value of the surrendered stock options, such excess is considered incremental compensation. This excess, in addition to any remaining unrecognized expense for the Eligible Options surrendered in exchange for the new options, will be recognized by us as an expense for compensation. This expense will be recognized ratably over the vesting period of the new options in accordance with the requirements of ASC 718. In the event that any awards of new options are forfeited prior to their vesting due to termination of an employee’s service, the compensation cost related to the forfeited stock options will not be recognized.

We will establish the exchange ratios for the stock option exchange program in a manner intended to result in the issuance of new options that have a fair value approximately equal to or less than the fair value of the exchanged options they replace. As a result, we expect to recognize only a minimal amount of incremental compensation expense for accounting purposes for the new options issued in the stock option exchange program, including compensation expense that might result from fluctuations in our stock price after the exchange ratios have been set (which will occur shortly before the stock option exchange program begins) but before the option exchange actually occurs. We currently recognize and will continue to recognize compensation expense relating to the Eligible Options, even though they are underwater and do not fully provide the intended incentive and retention benefits.

Program Participation

Because the decision whether to participate in the stock option exchange program is completely voluntary, we are not able to predict who or how many Eligible Participants will elect to participate, how many options will be surrendered for exchange or the number of new options that may be issued. The stock option exchange program will not be conditioned on a minimum level of participation.

Effect on Stockholders

We are unable to predict the precise impact of the stock option exchange program on our stockholders because we are unable to predict how many or which Eligible Participants will exchange their Eligible Options. The stock option exchange program was designed in aggregate to be substantially value neutral to our stockholders and to reduce the dilution in ownership from outstanding equity awards. The following table summarizes the effect of the stock option exchange program, assuming all Eligible Options were exchanged (assuming an eligibility threshold above $8.00 per share), as of March 14, 2013:

	Prior to the Exchange	Following the Exchange
Shares of Common Stock Outstanding	23,777,254	23,777,254
Shares Covered by All Outstanding Options (including options held by all employees, executive officers and directors)	2,654,360	2,047,188
Shares Covered by All Outstanding Full Value Awards (that is, outstanding RSUs)	97,596	97,596
Shares Available for Future Award Grants Under the 2012 Plan*	1,560,880	2,168,052

*	The 2012 Plan is the only stock option or equity plan from which we currently may grant equity-based awards.

Financial Statements

Our financial statements and other information required by Item 13(a) are incorporated by reference from our annual report on Form 10-K filed with the SEC on February 22, 2013.

If you are both a stockholder and an employee holding Eligible Options, please note that voting to approve the stock option exchange program does not constitute an election to participate in the stock option exchange program.

Required Vote

The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting (provided that that vote also constitutes the affirmative vote of a majority of the required quorum) will be required for approval of the stock option exchange program.

The Board recommends that stockholders vote FOR the approval of the proposed stock option exchange program.

PROPOSAL FOUR

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board has selected Grant Thornton LLP as our independent public accountants for the fiscal year ending December 31, 2013. Grant Thornton LLP began auditing our financial statements in 2000. Its representatives are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote “FOR” ratification of the selection of Grant Thornton LLP as Intevac’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

Principal Accountant Fees and Services

The following table presents fees billed for professional audit services and other services rendered to us by Grant Thornton LLP for the years ended December 31, 2012 and 2011.

	2012	2011
Audit Fees(1)	$1,096,417	$1,070,358
Audit-Related Fees(2)	—	—
Tax Fees(3)	1,167	1,278
All Other Fees(4)	—	—

Total Fees	$1,097,584	$1,071,636

(1)

Audit fees consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements and review of the interim consolidated financial statements included in our Quarterly Reports on Form 10-Q and fees for services that are normally provided by Grant Thornton LLP in connection with statutory and regulatory filings or engagements. In addition, audit fees include those fees related to Grant Thornton’s audit of the effectiveness of our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of the interim consolidated financial statements.

(2)

Audit related fees consist of assurance and related services provided by Grant Thornton LLP that are reasonably related to the performance of the audit of our consolidated financial statements and are not reported under “Audit Fees”. There were no services provided under this category in fiscal 2012 or fiscal 2011.

(3)	Tax fees consist of fees billed for tax compliance, consultation and planning services.
(4)	All other fees consist of fees for other corporate related services. There were no services provided under this category in fiscal 2012 or fiscal 2011.

In making its recommendation to ratify the appointment of Grant Thornton LLP as our independent auditor for the fiscal year ending December 31, 2013, the Audit Committee has considered whether services other than audit and audit-related services provided by Grant Thornton LLP are compatible with maintaining the independence of Grant Thornton LLP and has determined that such services are compatible.

Pre-Approval of Audit and Permissible Non-Audit Services

Our Audit Committee approves in advance all engagements with Grant Thornton LLP, including the audit of our annual financial statements, the review of the financial statements included in our Quarterly Reports on Form 10-Q and tax compliance services. Fees billed by Grant Thornton LLP are reviewed and approved by the Audit Committee on a quarterly basis.

CORPORATE GOVERNANCE MATTERS

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. We have also adopted a Director Code of Ethics that applies to all of our directors. You can find both our Code of Business Conduct and Ethics and our Director Code of Ethics on our website at www.intevac.com. We post any amendments to the Code of Business Conduct and Ethics and the Director Code of Ethics, as well as any waivers, which are required to be disclosed by the rules of either the SEC or Nasdaq on our website.

Independence of the Board

The Board has determined that, with the exception of Mr. Pond, all of its members are “independent directors” as that term is defined in the listing standards of Nasdaq.

Board Meetings and Committees

During 2012, the Board held a total of 7 meetings (including regularly scheduled and special meetings) and also took certain actions by written consent. All members of the Board during fiscal 2012 attended at least seventy-five percent of the aggregate of the total number of meetings of the Board held during the fiscal year and the total number of meetings held by all committees of the Board on which each such director served (based on the time that each member served on the Board and the committees). The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of Mr. Dury (chairman), Mr. Rohrs and Dr. Yang, each of whom is “independent” as such term is defined for audit committee members by the Nasdaq listing standards. The Board has determined that each member of the committee is an “audit committee financial expert” as defined under the rules of the SEC. The Audit Committee met 8 times during 2012.

The Audit Committee is responsible for:

•	Overseeing our accounting and financial reporting processes and audits of our financial statements;

•

Assisting the Board in overseeing and monitoring (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements related to financial affairs and reporting, (iii) our independent auditor’s qualifications, independence and performance, and (iv) our internal accounting and financial controls;

•	Preparing the report that the rules of the SEC require be included in this proxy statement;

•	Periodically providing the Board with the results of its monitoring and recommendations derived therefrom; and

•	Providing to the Board additional information and materials as it deems necessary to make the Board aware of significant financial matters that require the attention of the Board.

The Audit Committee has adopted a written charter approved by the Board, which is available on Intevac’s website at www.intevac.com under “Company — Governance.”

The Audit Committee Report is included in this proxy statement on page 52.

Compensation Committee

The Compensation Committee currently consists of Mr. Schaefer (chairman), Mr. Dury, Mr. Hill and Mr. Rohrs, each of whom is “independent” as such term is defined by the Nasdaq listing standards and the rules of the SEC. The Compensation Committee met 7 times during 2012.

The Compensation Committee is responsible for:

•	Overseeing the entirety of our compensation and benefit policies, plans and programs;

•	Overseeing the annual report on executive compensation for inclusion in our proxy statement; and

•	Overseeing executive succession planning.

See “Executive Compensation — Compensation Discussion and Analysis” and “Executive Compensation — Compensation of Directors” below for a description of Intevac’s processes and procedures for the consideration and determination of executive and director compensation.

The Compensation Committee has adopted a written charter approved by the Board, a copy of which is available on Intevac’s website at www.intevac.com under “Company — Governance.”

The Compensation Committee Report is included in this proxy statement on page 42.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Dr. Yang (chairman), Mr. Hill and Mr. Schaefer, each of whom is “independent” as such term is defined by the Nasdaq listing standards. The Nominating and Governance Committee met 4 times during 2012.

The primary focus of the Nominating and Governance Committee is on the broad range of issues surrounding the composition and operation of the Board. The Nominating and Governance Committee provides assistance to the Board, the Chairman and the CEO in the areas of membership selection, committee selection and rotation practices, evaluation of the overall effectiveness of the Board, and review and consideration of developments in corporate governance practices. The Nominating and Governance Committee’s goal is to ensure that the composition, practices, and operation of the Board contribute to value creation and effective representation of Intevac stockholders.

The Nominating and Governance Committee will consider recommendations of candidates for the Board submitted by the stockholders of Intevac; for more information, see “Policy Regarding Board Nominees” below.

The Nominating and Governance Committee has adopted a written charter approved by the Board, a copy of which is available on Intevac’s website at www.intevac.com under “Company — Governance.”

Compensation Committee Interlocks and Insider Participation

Mr. Dury, Mr. Hill, Mr. Rohrs, and Mr. Schaefer served as members of the Compensation Committee during fiscal 2012. No interlocking relationship exists between any member of Intevac’s Board or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of Intevac.

Attendance at Annual Stockholder Meetings by the Board

Intevac encourages members of the Board to attend the annual meeting of stockholders, but does not have a policy requiring attendance. Mr. Pond, Mr. Dury, Mr. Hill, Mr. Rohrs, Mr. Schaefer and Dr. Yang attended Intevac’s 2012 annual meeting of stockholders.

Lead Director

Mr. David Dury serves as Lead Director and liaison between management and the other non-employee directors. The Lead Director schedules and chairs meetings of the independent directors. The independent directors (including the Lead Director) hold a closed session at each regularly scheduled Board meeting.

Board Leadership Structure

Our company is led by Mr. Pond, who founded Intevac in 1991. Mr. Pond serves as the Chairman of our Board and as our CEO. Mr. Pond has served as chair since the Company’s inception. As discussed above under “Lead Director”, one of our independent directors, Mr. Dury, acts as our independent lead director. The Company believes the stockholders are best served by this structure, which provides us with a dynamic leader who is also a steady connection to the Company’s history and a strong independent voice. Our Board also contains 4 independent directors in addition to Mr. Dury.

As further discussed above under “Board Meetings and Committees”, the Board has three standing committees — Audit, Compensation and Nominating and Governance. Each of the Board committees is comprised solely of independent directors, with each of the three committees having a separate chair. Our corporate governance guidelines provide that our non-employee directors meet in an executive session at each Board meeting. We also have a mechanism for stockholders to communicate directly with independent directors as a group or with any individual director.

Our directors bring a broad range of leadership experience to the Board and regularly contribute to the oversight of the Company’s business and affairs. We believe that all Board members are well engaged in their responsibilities and that all Board members express their views and consider the opinions expressed by other directors. On an annual basis as part of our governance review, the Board (led by the Nominating and Governance Committee) evaluates our leadership structure to ensure that it remains the optimal structure for our company and our stockholders.

We believe that our leadership structure has been effective for the Company. We believe that having an independent lead director and independent chairs for each of our Board committees provides the right amount of independence for our company. We have a strong leader and chairman, and oversight of company operations by experienced independent directors who have appointed an independent lead director and committee chairs.

Policy Regarding Board Nominees

It is the policy of the Nominating and Governance Committee of the Company to consider recommendations for candidates to the Board from stockholders. Stockholder recommendations of candidates for election to the Board should be directed in writing to: Intevac, Inc., 3560 Bassett Street, Santa Clara, California, 95054, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years, and evidence of the nominating person’s ownership of Company stock. Stockholder nominations to the Board must also meet the requirements set forth in the Company’s bylaws. The Nominating and Governance Committee also reviews materials provided by professional search firms and other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

The Nominating and Governance Committee’s criteria and process for identifying and evaluating the candidates that it selects, or recommends to the full Board for selection, as director nominees are as follows:

•	The Nominating and Governance Committee periodically reviews the current composition, size and effectiveness of the Board.

•

In its evaluation of director candidates, including the members of the Board eligible for re-election, the Committee seeks to achieve a balance of knowledge, experience and capability on the Board and considers (1) the current size and composition of the Board and the needs of the Board and the respective committees of the Board, (2) such factors as issues of character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, (3) the relevance of the candidate’s skills and experience to our businesses and (4) such other factors as the Nominating and Governance Committee may consider appropriate.

•

While the Nominating and Governance Committee has not established specific minimum qualifications for director candidates, the Nominating and Governance Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business, government or technology, including an understanding of our industry and our business in particular, (4) have qualifications that will increase overall Board effectiveness and (5) meet other requirements that may be required by applicable laws and regulations, such as financial literacy or financial expertise with respect to Audit Committee members.

•

The Board will nominate for election or reelection only those candidates who agree to tender, promptly following such candidate’s election or reelection, an irrevocable resignation effective upon (i) such candidate’s failure to receive the required vote for election at the next meeting at which they would stand for election and (ii) acceptance of such resignation by the Board. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their election to the Board.

•

With regard to candidates who are properly recommended by stockholders or by other means, the Nominating and Governance Committee will review the qualifications of any such candidate, which review may, in the Nominating and Governance Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Committee deems necessary or proper.

•

In evaluating and identifying candidates, the Nominating and Governance Committee has the authority to retain or terminate any third party professional search firm that is used to assist the Nominating and Governance Committee in identifying, evaluating and conducting due diligence on potential director nominees, and has the authority to approve the fees and retention terms of any search firm.

•

The Nominating and Governance Committee will apply these same principles when evaluating Board candidates who may be elected initially by the full Board either to fill vacancies or to add additional directors prior to the annual meeting of stockholders at which directors are elected.

•	After completing its review and evaluation of director candidates, the Nominating and Governance Committee selects, or recommends to the full Board for selection, the director nominees.

Director Qualifications and Review of Director Nominees

The Nominating and Governance Committee makes recommendations to the Board regarding the size and composition of the Board. The Committee reviews annually with the Board the composition of the Board as a whole. The Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of the Company’s business and, in furtherance of this goal, proposing the addition of members and the necessary resignation of members for purposes of obtaining the appropriate members and skills. The specific qualifications of each director are set forth along with their biographical information under “Business Experience and Qualifications of Nominees for Directors” starting on page 9 of this proxy.

Intevac does not maintain a formal diversity policy with respect to its Board. As noted above, however, Intevac does consider diversity to be a relevant consideration, among others, in the process of evaluating and identifying director candidates. Intevac believes each director brings a strong and unique background and set of skills to the Board that contributes to the Board’s competence and experience in a wide variety of areas. When identifying director candidates, we take into account the present and future needs of the Board and the committees of the Board. For instance, depending on the composition of the Board at a given time, a candidate capable of meeting the requirements of an audit committee financial expert might be a more attractive candidate than a candidate with significantly more technology industry expertise, or vice versa. We also consider the character, judgment and integrity of director candidates, which we evaluate through reference checks, background verification and reputation in the business community. We believe all of our directors to be of high character, good judgment and integrity. Our principal goal with respect to director qualifications is to seat directors who are able to increase the overall effectiveness of the Board and increase stockholder value.

Contacting the Board

Any stockholder who desires to contact our Chairman of the Board or the other members of our Board may do so by writing to: Board of Directors, c/o Ping Yang, Chairman, Nominating and Governance Committee, Intevac, Inc., 3560 Bassett Street, Santa Clara, California, 95054. Communications received by Dr. Yang will also be communicated to the Lead Director, the Chairman of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

Risk Assessment

Our Board is responsible for overseeing enterprise risk in general, while our Audit Committee is responsible for overseeing risk management of financial matters and the adequacy of our risk-related internal controls and our Compensation Committee oversees risk related to compensation policies. Both the Audit and Compensation Committees report their findings to the full Board. In addition, at each of its meetings, the Board discusses the risks that we are currently facing. We believe that our directors provide effective oversight of the risk management function.

Employee Compensation Risks

The Compensation Committee has assessed the risks associated with the Company’s compensation policies and practices for all employees, including non-executive officers. The Committee reviewed a list of the Company’s compensation policies and practices, which were discussed extensively, and reviewed with management the potential risks associated with the Company’s policies and practices and the factors that management believe mitigate such risks. Based on the results of its assessment, the Committee does not believe that the Company’s compensation policies and practices for all employees, including non-executive officers, create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Consultant

In May 2012, the Compensation Committee changed its independent compensation consultant from Semler Brossy Consulting Group LLC (“Semler Brossy”) to Radford, an Aon Hewitt Company (“Radford”). The Compensation Committee has engaged Radford to provide advice and recommendations on the amount and form of executive and director compensation. During 2012, the Compensation Committee also engaged Radford to provide consulting services associated with the design of an employee stock option exchange program. Semler Brossy has not provided other non-executive compensation consulting services to the Company. The Company did not pay either party fees in excess of $120,000 during 2012.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

The following is a discussion of our executive compensation program and the compensation decisions made for fiscal 2012 with respect to the NEOs in the 2012 Summary Compensation Table on page 43.

Executive Summary

Intevac’s businesses are characterized by rapidly changing technology and customer requirements; intense competition; cyclical revenues; and significant competition for management talent. In this environment, the objectives of our executive compensation program are to:

•	Attract, retain, and motivate high-caliber executives.

•

Provide a compensation opportunity for our executives that is competitive with practices for similarly-sized technology equipment companies while also recognizing that we compete with much larger organizations for talent.

•	Strongly align actual compensation realized with profitability and performance for stockholders during each fiscal year.

•	Further encourage alignment with stockholders through the grant of stock-based awards while limiting the total dilution of our stockholders.

During fiscal 2012, our Compensation Committee worked with its independent advisors, Semler Brossy and Radford, and our senior management to assess these objectives and the compensation plan design to ensure that it continues to meet our business needs. Through the course of this assessment, the Compensation Committee confirmed these objectives for fiscal 2012 and also determined they were appropriate for 2013.

In November 2012, Mr. Fairbairn resigned as the Company’s President and CEO, and Mr. Pond, the Company’s Chairman assumed the role of CEO in addition to his Chairman duties. In connection with this change in leadership, our Compensation Committee recognized that during such a time of transition, it is critical for Intevac to retain our executive talent so that our executives can focus on Intevac’s goals and objectives. As a result, in December 2012, the Compensation Committee approved entering into severance agreements with certain of our executive officers, including each of Mr. Andreson, Mr. Brugal, Dr. Russak and Mr. Smith, to provide certain severance benefits in the event of qualifying involuntary terminations. The Compensation Committee believes that these agreements are important tools to help us retain our executive officers and therefore further the objectives of our executive compensation program. These agreements were actually entered into with the above-named executives in January 2013.

At our annual stockholders’ meeting in May 2011, we held a non-binding advisory stockholder vote on the compensation of our NEOs, commonly referred to as a say-on-pay vote. Our stockholders approved the compensation of our NEOs, with approximately 98% of stockholder votes cast in favor of our 2011 say-on-pay proposal. We were mindful of the strong support our stockholders expressed for our NEO compensation programs and, as a result, we decided to retain our general approach to our executive compensation programs. We believe our programs are effectively designed and work well to align compensation for our NEOs with the interests of our stockholders, and help drive the achievement of our business strategy. Our “direct pay” executive compensation programs for fiscal 2012 continued to consist of base salary, annual cash bonus opportunities, and long-term equity incentives. We hold such say-on-pay votes every three years, as approved by our stockholders in a non-binding advisory vote at our annual stockholders’ meeting in May 2011. We will hold another say-on-pay vote at our 2014 annual stockholders’ meeting.

The 2012 fiscal year was challenging for Intevac’s Equipment business resulting from weakened macro-economic environment and the industry transition from PC-based storage to centralized cloud-based storage. Our financial results reflected a second year of losses with a net loss of $55.3 million, or $2.37 per diluted share for 2012 compared to a net loss of $22.0 million, or $0.96 per diluted share for 2011. During 2012, Intevac continued its efforts to diversify the Equipment business which we believe will enable us to emerge in a stronger competitive position.

In light of the Company’s reporting of a net loss in 2012, none of our NEOs, other than Mr. Brugal, received any incentive bonuses for 2012 performance, since, for 2012, the bonus structure applicable to most NEOs was tied to overall Company profitability. Not paying 2012 bonuses to most of our NEOs is consistent with the design of our executive compensation program and our commitment to linking actual pay directly to performance. This focus on pay-for-performance results in reduced compensation in years in which financial results do not meet expectations, as was the case in 2012. As discussed further below, Mr. Brugal joined the Company in 2012 and as part of negotiating the terms of his hiring package, the Company agreed that a portion of his bonus for 2012 would not be tied to the Company’s profitability.

The specific compensation principles, components and decisions during 2012 are discussed in more detail below.

Principles of Executive Compensation

Our compensation structure is designed to attract, retain, motivate, and reward high-performing executives consistent with the profitability of our business and performance for our stockholders. The guiding principles of our executive compensation plan are as follows:

•	Provide a total compensation opportunity that is competitive with our peer group, but that also takes into account the need to compete for talent with much larger equipment and imaging companies.

•	Align compensation with the Company’s performance by:

•

Providing a significant portion of total compensation in the form of a performance-based annual cash bonus dependent on the Company’s profitability and/or each executive’s performance relative to predetermined financial and other strategic objectives set at the beginning of each fiscal year.

•	Making annual grants of stock-based awards, which focus each executive on creating stockholder value.

•

Paying executive compensation that generally will be above peer company executive compensation targets when Intevac’s financial performance is above peer company financial performance and below peer company executive compensation when Intevac’s financial performance is below that of peer companies.

•	Increase the portion of total compensation based on performance-based annual cash bonuses and stock-based awards relative to base salary with increasing executive responsibility level.

•	Align each executive’s goals with those of other executives to encourage a team approach to problem solving.

•

Provide clear guidelines for each compensation element relative to market practices (base salary, performance-based annual cash bonus and annual equity grants), while allowing the Compensation Committee flexibility to make final decisions based on management recommendations (other than decisions for the CEO and Chairman, which are made by the independent members of the Board), and other factors such as experience, contribution to business success and retention needs.

In general, in 2012 our executives did not receive any benefits or perquisites other than those offered to Intevac’s U.S. employees.

The Compensation Committee

The Compensation Committee oversees the compensation and benefit policies, plans and programs for our executive officers, although final approval of compensation for Mr. Pond, the Chairman and CEO, and Mr. Fairbairn, the Former CEO, were given by the independent members of the Board. The Compensation Committee developed goals and objectives for the Former CEO and annually reviewed his performance related to his established goals and objectives. The Compensation Committee recommended the principal elements of the Former CEO’s annual compensation to the Board for approval, and annually reviewed with the Former CEO and approved the principal elements of compensation for the other members of the Company’s executive management staff. Similar processes were followed for Mr. Pond upon his assumption of the role of CEO. The Compensation Committee also annually reviews the compensation of the Chairman and members of the Board and recommends any changes to the Board. For Mr. Pond, this occurred both in the normal course while he served solely as Chairman and his compensation for the remainder of 2012 also was reviewed upon his assumption of the role of CEO. The Compensation Committee also reviews and makes recommendations to the Board regarding executive succession planning, incentive compensation plans, and equity compensation plans.

2012 Independent Advisor and Competitive Market Data

The Compensation Committee retained Semler Brossy to assist it in evaluating 2012 executive and director compensation programs and to provide advice and recommendations on the amount and form of executive and director compensation, and the allocation of compensation across the compensation components described below. The instructions provided to Semler Brossy included assessing target compensation levels for our executives relative to market practices and evaluating the overall design of our executive compensation program. In addition, Semler Brossy was engaged by the Compensation Committee to update the assessment of the competiveness of compensation for our Board. Semler Brossy reported directly to the Compensation Committee and not to management. Semler Brossy is independent from Intevac, and received compensation from Intevac in 2012 only for services provided to the Compensation Committee. Semler Brossy did not provide other non-executive compensation consulting services to the Company. From time to time at the Compensation Committee’s request, Semler Brossy attended Compensation Committee meetings. In May 2012, the Compensation Committee changed its independent compensation consultant from Semler Brossy to Radford. The Compensation Committee engaged Radford to provide advice and recommendations on the amount and form of executive and director compensation for fiscal 2013. During 2012 and continuing into 2013, the Compensation Committee also engaged Radford to provide consulting services associated with the design of an employee stock option exchange program for which Intevac is seeking stockholder approval as described under Proposal Three of this Proxy Statement. Radford reported directly to the Compensation Committee and not to management. Radford is independent from Intevac, and received compensation from Intevac in 2012 and 2013 only for services provided to the Compensation Committee. The Company did not pay either party fees in excess of $120,000 during 2012.

Executive compensation data was drawn from the Radford Executive Benchmark Survey for similar technology companies with annual revenues of $100 million to $500 million and from publicly available proxy filings for the peer companies identified below (the “Peer Companies”). In the case of the data from the proxy filings of the Peer Companies, only data for the CEO and Chief Financial Officer positions was obtained, as these are the only two positions reported with sufficient frequency among the Peer Companies to draw meaningful conclusions on competitive pay. The market compensation levels for comparable positions were examined by Semler Brossy and the Compensation Committee as part of the process to determine overall program design, base salary, target incentives and annual stock-based awards, including the total equity pool for allocation to all employees.

The Peer Companies we used to evaluate market compensation positioning for executives in making 2012 compensation decisions were selected in late 2011 based on factors that were relevant for the Compensation Committee at that time. Specifically, the Committee considered companies that were similar to Intevac in terms of revenue over a multi-year period, that have demonstrated positive profitability on average over time, and the primary business of which is to design and manufacture equipment related to the manufacturing process of technology products.

With respect to revenue the Compensation Committee considered companies with a three-year average revenue of between $100 million and $500 million, which is larger than Intevac’s average revenue over the same period, but necessary to provide enough comparisons to be meaningful. Semler Brossy used regression analysis to size-adjust the compensation data provided to the Compensation Committee in recognition of this difference in business scope. The Compensation Committee considered three-year average revenue in recognition of the significant volatility that can be experienced for many equipment companies in a single year. Similarly, the Compensation Committee considered profitability over a multi-year period in recognition of the volatility in profit results, with the intention of excluding companies that are structurally unprofitable (i.e., have not been able to earn positive cumulative profits over a five year period), as the Compensation Committee does not believe such companies are comparable to Intevac.

The Compensation Committee reviewed and adjusted the Peer Companies in late 2011 for evaluating 2012 compensation decisions. One company, Veeco Instruments, Inc. was removed from the peer group as its 3-year average revenue was outside the selected range and was not considered comparable to the rest of the peer group. Two new equipment manufacturing companies, LTX-Credence Corp. and Nanometrics Inc. were added to the peer group as they met the selection criteria. As a result, the 2012 Peer Companies were modified to include the following companies:

• II-VI Inc.	• Advanced Energy Industries, Inc.

• Brooks Automation, Inc.	• Cohu, Inc.

• Cymer Inc.	• Electro Scientific Industries, Inc.

• Kulicke & Soffa Industries, Inc.	• LTX-Credence Corp.

• Nanometrics Inc.	• Newport Corporation

• Rudolph Technologies, Inc.	• Ultratech Inc.

The base salary, total cash compensation (base salary plus performance-based annual cash bonus) and total compensation (including stock-based awards) for each of Intevac’s eleven most senior executives, including our NEOs at that time, were compared to median market pay levels for executives with similar levels of responsibility. The Compensation Committee concluded that Intevac’s executive compensation was:

•	Within a reasonable range of the market median overall, at target levels of performance;

•

Generally above Peer Company executive compensation when Intevac’s financial performance was above Peer Company financial performance and below Peer Company executive compensation when Intevac’s financial performance was below that of Peer Companies; and

•

More variable as a function of performance than the Peer Company average and that it continued to provide strong incentive to management to optimize Intevac’s financial performance in each year and over time.

The Compensation Committee does not establish a specific target percentile for the total compensation of our NEOs, but the Compensation Committee believes that considering, as one among many factors, the overall compensation of our NEOs as compared to the market median assists in crafting executive compensation packages that will attract, motivate, and retain the quality executive talent Intevac needs. The Company reported a net loss for 2012 and except for Mr. Brugal, no incentive bonuses were paid. Similarly, no incentive bonuses had been paid in 2011 to our NEOs. The compensation earned by the NEOs for 2012 was generally below the target compensation opportunities established for the NEOs. This result is consistent with the intent and design of the Company’s variable pay programs, which link actual pay directly to improved operating results, and result in reduced compensation in years in which financial results do not meet expectations.

Role of the CEO

During 2012, Mr. Fairbairn provided recommendations to the Compensation Committee with respect to base salary amounts, target bonus percentages, bonus payments, and stock-based awards for each NEO (other than himself and Mr. Pond). These compensation recommendations were based on market data reviewed by the Compensation Committee and a review by Mr. Fairbairn of each executive officer’s overall performance and contribution to the Company during the prior year. While the Compensation Committee considered the recommendations of Mr. Fairbairn with respect to these elements of compensation, the Compensation Committee independently evaluated the recommendations and made all final compensation decisions. Mr. Fairbairn did not make any recommendations as to his own compensation and such decisions are made solely by the Board, after recommendations were made to the Board by the Compensation Committee. Upon becoming CEO, Mr. Pond assumed Mr. Fairbairn’s role in compensation matters.

Compensation Components

The components of executive compensation are:

•	Base salary;

•	Performance-based annual cash bonus; and

•	Annual grants of long-term, equity-based incentives, which in 2012, consisted of stock options and time-based RSUs with four-year annual vesting.

We allocate total potential and target compensation among these components based on the goals of our compensation program, including the need to offer competitive compensation and our focus on paying for performance. We also provide our executives the same benefits and perquisites that we offer our other U.S. employees. These standard employee benefits include participation in our 401(k) plan and employee stock purchase plan, and medical, dental and life insurance benefits, each with the same terms and conditions available to employees. In 2012 we did not provide any benefits or perquisites to our NEOs that were not available to the majority of employees in the U.S.

2012 Executive Compensation

Base Salary:

We provide our NEOs and other employees with base salary to compensate them for services rendered during the fiscal year. The purpose of base salary is to reward effective fulfillment of the assigned job responsibilities, and to reflect the position’s relative value to the Company and competitiveness of the executive job market.

Newly Hired NEOs:    Prior to making an offer of employment to a NEO, the Compensation Committee approves the executive officer’s base salary after consideration of the recommendation of the CEO. In setting the executive officer’s base salary, a number of factors are taken into account, in the Compensation Committee’s discretion, including the executive’s compensation with his previous employer, the compensation of other Intevac executives, the competitive labor market for similar executives, and how difficult it is to recruit and retain executive officers with similar skills and experience. None of these factors is specifically weighted and the evaluation includes a subjective evaluation of skills, experience and responsibilities in the Compensation Committee’s judgment. Mr. Brugal joined Intevac in January 2012. The above-described process was followed with respect to the setting of his 2012 compensation.

Continuing NEOs:    Once a NEO has joined Intevac, the Compensation Committee approves changes to his or her base salary during its annual review. The competitive market data provided by the independent compensation consultant is used, in addition to an assessment of each executive’s responsibilities and performance against objectives (See “Performance-based annual cash bonus, Annual Strategic Objectives” below for details relating to these objectives), to determine annual changes to base salary. As with new hires, these factors are evaluated at the Compensation Committee’s discretion and in the Compensation Committee’s judgment. Annual adjustments to base salary also proportionately affect the executive’s target bonus (“Target Bonus”) which is determined by multiplying each executive’s base salary by the applicable target bonus percentage determined for such executive by the Compensation Committee (“Target Bonus Percentage”).

Base Salaries:    2012 base salaries for the NEOs were approved by the Compensation Committee (with the exception of Mr. Pond and Mr. Fairbairn, whose base salaries were approved by the independent members of the Board, upon recommendation of the Compensation Committee). Prior to becoming Chairman and CEO, Mr. Pond served as the Chairman of our Board and worked on a part-time basis. Mr. Pond was compensated in 2011 and in 2012 (prior to assuming the CEO role) at an hourly rate of $210 per hour. Mr. Pond’s hourly salary rate was not increased in 2012 from its 2011 level. In setting this rate, the independent members of the Board set this rate after consultation with Semler Brossy. Upon Mr. Pond’s assumption of the CEO role Mr. Pond indicated that he did not want an increase in salary and the independent members of the Board determined to maintain the full-time equivalent of his hourly rate (as shown in the table below). Mr. Andreson’s annual base salary was increased from its 2011 level by 6%. This increase was driven by market data, competitive position assessment and internal pay equity considerations. Mr. Fairbairn’s, Dr. Russak’s and Mr. Smith’s annual base salaries were increased from their 2011 levels by 3% within the range of raises given to Intevac employees.

The annual base salaries for the NEOs in 2011 and 2012 were as follows:

Executive	2011 Base Salary	2012 Base Salary
Norman Pond, Chairman of the Board and CEO(1)	$436,800	$436,800
Kevin Fairbairn, Former President and CEO(2)	$485,000	$500,000
Jeffrey Andreson, Executive Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Secretary	$283,250	$300,000
Andres Brugal Executive Vice President and General Manager, Intevac Photonics(3)	$—	$275,000
Michael Russak Executive Vice President and General Manager, Hard Disk Equipment Products	$281,875	$291,000
Christopher Smith Executive Vice President and General Manager, Emerging Equipment Markets	$312,000	$322,000

(1)

Prior to assuming the role of CEO in November 2012, Mr. Pond was our Chairman and worked on a part-time basis. Mr. Pond was compensated in 2011 and 2012 at an hourly rate of $210 per hour. Mr. Pond received a salary of $146,510 in 2011 and $157,080 in 2012. The table above shows what Mr. Pond’s salary would have been had he received his hourly rate but worked on a full-time basis through both 2011 and 2012. The 2012 Base Salary listed also represents the annual base salary assigned to him upon his assumption of the CEO role in November 2012.

(2)	Mr. Fairbairn resigned from the Company in November 2012.

(3)	Mr. Brugal was hired in January 2012.

Performance-based annual cash bonus:

As discussed below, none of our NEOs, other than Mr. Brugal, received a cash bonus for 2012.

We provide the opportunity to earn performance-based annual cash bonuses to our NEOs and other management employees under our Executive Incentive Plan (“EIP”). Prior to assuming the role of CEO in November 2012, Mr. Pond was the Company’s Chairman and not a member of the management team and did not participate in the Company’s EIP program.

The total amount payable under the EIP is determined based on Intevac’s financial performance. The objective of the EIP is to align our executive compensation with actual short-term business performance and with strategic business objectives.

The components to determine the performance-based cash bonus include:

•	Bonus Pool;

•	Target Bonus; and

•	Annual Strategic Objectives.

Each of these components and the resulting calculation of the annual bonus payments are described in more detail below.

Bonus Pool:    At the beginning of 2012, as in years past, the Compensation Committee sets a percentage of the Company’s Proforma Annual Income before Income Taxes that will be used to fund performance-based annual cash bonuses for our NEOs and other management employees (the “Bonus Pool”). Proforma Annual Income before Income Taxes was the single largest determinant of individual bonuses for 2012. Intevac used Proforma Annual Income before Income Taxes as a measure for determining 2012 bonuses as we believe that this measure reflects profitability that is directly controllable by our Business Units and aligns closely with stockholder value creation. “Proforma Annual Income before Income Taxes” is equal to income before income taxes, adding back the Bonus Pool expense, employee profit sharing expense and equity-based compensation expense. The Compensation Committee reserves the right to exclude amounts, such as extraordinary or unusual items, gains, or losses when determining Proforma Annual Income before Income Taxes. For 2012 the Compensation Committee made adjustments to Proforma Annual Income before Income Taxes to exclude the following items: (1) goodwill and intangible impairment charges of $18.4 million, (2) the write-off of a promissory note of $3.0 million, and (3) the gain on sale of certain technology of $2.2 million.

The amount of bonus earned by each executive will vary substantially with financial performance. If Proforma Annual Income before Income Taxes is a loss during a given year, typically no bonuses will be paid. Except for Mr. Brugal, for whom a portion of his 2012 bonus was not tied to the Company’s profitability per his employment letter, this was the case for fiscal 2012. This agreement with Mr. Brugal took into consideration the bonus Mr. Brugal would be foregoing from his former employer in 2012 by joining Intevac. Also EIP participant performance-based annual cash bonuses are capped at a maximum of two times the Target Bonus, and are subject to the availability of such amount under the total Bonus Pool.

The Bonus Pool funding percentage is determined by the Compensation Committee each year based on a number of factors, evaluated in the Compensation Committee’s discretion, including:

•	The size of the bonus pool needed to fund Target Bonuses for all plan participants;

•	The Plan and expected level of profitability for the year; and

•	Management’s recommendations for incentive funding.

For 2012, the bonus funding percentage was set at 10% of Proforma Annual Income before Income Taxes. The Company believes that the bonus funding percentage is appropriate because it balances incentives to our executives with appropriate returns to our stockholders.

In early 2012, the Bonus Pool Percentage approved by the Compensation Committee when multiplied by the Company’s projected 2012 pretax earnings per the Company’s Annual Operating Plan (“AOP”) approved by the Board for the year, was not sufficient to fund Target Bonuses. In other words, unless the Company significantly exceeded the 2012 AOP approved by the Board for the year, bonus funding levels would be below the level needed to fund Target Bonuses for each participant. Performance required to achieve Target Bonuses is often in excess of the Company’s AOP level of performance.

Target Bonus:    Each NEO is assigned an annual Target Bonus, computed by multiplying each executive’s base salary times his or her Target Bonus Percentage. EIP participant performance-based annual cash bonuses are capped at a maximum of two times the Target Bonus, and are subject to the availability of such amounts under the total Bonus Pool.

Target Bonus Percentages are determined based on competitive market data, internal equity considerations, and the degree of difficulty associated with achieving performance levels. Each factor is evaluated by the Compensation Committee based on data and input provided by management and the independent compensation consultant. No changes were made to the 2012 Target Bonus Percentages from their 2011 levels. Mr. Brugal joined the company in January 2012 and was given a 50% Target Bonus Percentage which was considered competitive in the market for his position. The Compensation Committee believes that the 2012 Target Bonus Percentages were appropriate for each NEO based upon his or her position within the Company, level of responsibility and performance objectives.

Target Bonus Percentages for the NEOs during 2012 and 2011 were as follows:

Executive	2011 and 2012 Target Bonus as a Percent of Base Salary	2012 Target Bonus(1)		2012 Actual Bonus
Norman Pond(2)	NA	$	NA	$	NA
Kevin Fairbairn	200%		$1,000,000		$0
Jeffrey Andreson	125%		$375,000		$0
Andres Brugal(3)	50%		$137,500		$50,000
Michael Russak	75%		$218,250		$0
Christopher Smith	75%		$241,500		$0

(1)

In order to pay Target Bonuses in 2012 the Company would have had to outperform its 2012 AOP and achieved Proforma Annual Income before Income Taxes of approximately $45 million, similar to 2010 levels.

(2)	Prior to assuming the role of CEO in November 2012, Mr. Pond was the Company’s Chairman and not a member of the management team and did not participate in the Company’s EIP program.

(3)

As per Mr. Brugal’s employment letter, payment of his 2012 bonus was not tied to the Company’s profitability. Since Mr. Brugal achieved the majority of his Goals except for his business results Goals he was paid a bonus at 36% of Target for fiscal 2012.

Annual Strategic Objectives:    In addition to the determination of the Bonus Pool as a whole and the Target Bonuses, each NEO receives a comprehensive set of specific goals and objectives (the “Goals”) established at the beginning of the fiscal year. The Goals were approved by the Compensation Committee at the beginning of 2012 (with the exception of Mr. Fairbairn’s Goals, whose Goals were approved by the independent members of the Board, upon recommendation of the Compensation Committee). The Goals cover four general categories — business results, market development, product and operational excellence and strategic objectives. Goals may be established separately for each category or in any combination.

•

Business Results Goals are financial performance objectives of the Company and its individual business units. For fiscal 2012, the Former CEO and Chief Financial Officer were measured on overall company Proforma Annual Income before Income Taxes relative to the AOP, while Mr. Brugal, Dr. Russak and Mr. Smith were measured on the Proforma Annual Income before Income Taxes of their business units relative to the AOP. Proforma Annual Income before Income Taxes is equal to income before income taxes, adding back the Bonus Pool expense, employee profit sharing expense and equity-based compensation expense.

•	Market Development Goals are objectives relating to orders, new products, market share growth, entry into new markets, and customer wins.

•

Product and Operational Excellence Goals are objectives relating to target completion dates for new products or improved products, material cost and reliability goals for new and existing products, product yield improvements, field product performance and other measures as appropriate to encourage product excellence.

•

Strategic Initiatives Goals are objectives relating to business process improvements, organizational and leadership development, employee engagement, safety and other efficiency improvements in corporate service areas (finance, accounting and human resources.)

The following table shows fiscal 2012 Goals and their relative weightings for each NEO:

NEO	Fiscal 2012 Goals (and Relative Weightings)
Kevin Fairbairn

(1)    Achieve the fiscal 2012 Company Proforma Annual Income before Income Taxes goal (weighted at 45%);

(2)    Achieve objectives relating to magnetic media processing equipment market share, product development leadership and operational excellence (collectively weighted at 15%);

(3)    Achieve objectives relating to strategic direction, growth and profitability of the Photonics business unit (collectively weighted at 15%);

(4)    Achieve objectives related to diversification of the process equipment business beyond magnetic media, including specific objectives related to product development, market development and operational excellence (collectively weighted at 20%); and

(5)    Achieve strategic initiatives, including intellectual property protection, organizational and leadership development, employee engagement, quality, and safety (collectively weighted at 5%).

Jeffrey Andreson

(1)    Achieve the fiscal 2012 Company Proforma Annual Income before Income Taxes goal (weighted at 50%);

(2)    Achieve strategic initiatives, including implementing financial and business systems improvements; specific objectives related to, internal control, tax reporting matters, and export controls (collectively weighted at 45%); and

(3)    Achieve strategic initiatives, including organizational and leadership development, employee engagement, and safety (collectively weighted at 5%).

NEO	Fiscal 2012 Goals (and Relative Weightings)

Andres Brugal

(1)    Achieve the fiscal 2012 Intevac Photonics division Proforma Annual Income before Income Taxes goal (weighted at 50%);

(2)    Achieve market development objectives for military and commercial products including market penetration, orders and shipments (collectively weighted at 22.5%);

(3)    Achieve product and operational excellence objectives related to the Photonics division for manufacturing cost reduction, operational efficiencies and specific objectives related to product development (collectively weighted at 22.5%); and

(4)    Achieve strategic initiatives including product life cycle management, workforce flexibility, organizational and leadership development, employee engagement, quality and safety (collectively weighted at 5%).

Michael Russak

(1)    Achieve the fiscal 2012 Equipment division Proforma Annual Income before Income Taxes goal (weighted at 50%);

(2)    Achieve market development objectives for the hard disk drive market including orders, shipments and customer satisfaction as well as extension of products and applications into new markets (collectively weighted at 22.5%);

(3)    Achieve product and operational excellence objectives for hard disk drive equipment products, including specific objectives related to manufacturing cost reduction and product development (collectively weighted at 22.5%); and

(4)    Achieve strategic initiatives, including intellectual property protection, logistics, organizational and leadership development, employee engagement, quality, and safety (collectively weighted at 5%).

Christopher Smith

(1)    Achieve the fiscal 2012 Equipment division Proforma Annual Income before Income Taxes goal (weighted at 50%);

(2)    Achieve market development objectives for new markets, including product launches, joint development programs, market share growth, orders and shipments (collectively weighted at 22.5%);

(3)    Achieve product and operational excellence objectives for solar products, including specific objectives related to product development (collectively weighted at 22.5%); and

(4)    Achieve strategic initiatives, including organizational and leadership development, employee engagement, quality, and safety (collectively weighted at 5%).

The NEOs’ (other than the Former CEO’s) performance against each of the 2012 Goals was evaluated at the end of the year by the Chairman and CEO. The performance and evaluation was then reviewed and approved by the Compensation Committee. The Former CEO’s performance against each of his 2012 Goals did not require a formal review by the Compensation Committee or the independent members of the Board as he resigned in November 2012, but the Board did complete an informal review of the overall objectives for the CEO position. With the exception of Mr. Brugal, for whom a portion of his 2012 bonus was not tied to the Company’s profitability per his employment letter, no bonus payments were made to the NEOs for fiscal 2012.

Likelihood of Achievement of Goals:    In general, total performance targets for the Goals of each NEO are set at aggressive levels, such that they anticipate performance in excess of what would be considered normal performance in the expected economic environment. The CEO recommends the Goals to the Compensation Committee, and these goals are typically considered reasonably difficult to achieve, as they were for 2012. The performance measures established by the Committee to determine payouts under the EIP are tied both to the Company’s actual Proforma Annual Income before Income Taxes and to the individual’s Goals. Even where the Proforma Annual Income before Income Taxes target is achieved, the actual payout to each participant employee depends on his or her Goal achievement for the measurement period. The performance measures for 2012 at both the Company and individual levels were aggressive and deemed difficult to achieve, and if achieved at 100% would have exceeded the Company’s operational and financial expectations for the measurement period. Due to their challenging nature, historical achievement of performance goals has fluctuated from year to year. In early fiscal 2012, it was expected that achievement of the MBO business results goals related to Proforma Annual Income before Income Taxes would have funded the bonus pool at less than 20% of target bonuses. However, business conditions deteriorated during the year primarily as a result of: (1) 2012 hard drive shipments that were below industry expectations and were down year over year for the second consecutive year which impacted our customers’ equipment needs; and (2) overcapacity of PV manufacturers and the oversupply of solar panels in the market that impacted our PV penetration strategy; both of which negatively impacted the Company’s financial results and the Company reported a net loss in 2012. As a result, with the exception of Mr. Brugal no bonuses were paid to the NEOs for fiscal 2012.

2012 Performance Against Goals:    As mentioned, with the exception of Mr. Brugal, no bonus payments were made to the NEOs. For 2012 the Compensation Committee made adjustments to Proforma Annual Income before Income Taxes to exclude the following items: (1) goodwill and intangible impairment charges of $18.4 million, (2) the write-off of a promissory note of $3.0 million, and (3) the gain on sale of certain technology of $2.2 million. For fiscal 2012 Company Proforma Annual Income before Income Taxes after the above-mentioned adjustments was a loss of $18.8 million (compared to a goal amount of approximately a $7.9 million profit). Intevac Photonics division Proforma Annual Income before Income Taxes was a profit of $543,000 (compared to a goal amount of $653,000 profit) and Equipment division Proforma Annual Income before Income Taxes was a loss of $15.1 million (compared to a goal amount of approximately $8.4 million profit). Therefore none of the NEOs achieved their business results goals. Nonetheless, the Compensation Committee analyzed each NEO’s performance versus their individual Goals. Mr. Fairbairn achieved his performance goals related to the Company’s hard drive magnetic media equipment business, Photonics business and other strategic initiatives, and partially achieved his performance goals related to diversification of the Equipment business. Mr. Andreson achieved his performance goals related to strategic initiatives and achieved the majority of his goals related to business process improvements. Mr. Brugal achieved the majority of his goals related to market development and orders, product and operational excellence and strategic objectives. Dr. Russak achieved the majority of his performance goals related to product and operational excellence, strategic objectives and new product introductions. Mr. Smith achieved the majority of his performance goals related to strategic objectives and partially achieved his performance goals related to product and operational excellence and did not achieve his goals related to market development and new product introductions. The specific performance versus objectives for each of the goals are not disclosed as there are multiple individual goals for each NEO and the disclosure of which would not be meaningful and would reveal confidential information regarding our business strategy and operations, which could result in substantial competitive harm.

Stock Based Compensation:

We grant stock-based compensation to our NEOs to align their interests with the long-term interests of our stockholders and to provide our executives with incentives to manage Intevac from the perspective of an owner with an equity stake in the business.

Terms of Stock-Based Awards:    In 2012, the Company granted a combination of stock options and time-based RSUs to the NEOs. Stock options enable our executives to acquire shares of our Common Stock at a fixed price per share (the closing market price on the grant date). The stock options granted by the Company have a 7-year term, subject to earlier termination following the executive’s cessation of service with Intevac in accordance with our 2012 Equity Incentive Plan. Stock-based awards granted to executives generally vest in four equal annual installments, as measured from the grant date. The Compensation Committee believes that four-year vesting of stock-based awards is consistent with peer group practices and provides retention incentives associated with long-term stock price appreciation.

For fiscal 2012, the Compensation Committee made changes to the mix of equity incentive awards to be granted to our executive officers, including the NEOs, by including time-based RSU awards, for several reasons. In recent years, the market trend among our direct peer companies has been to include RSUs or restricted stock as one of their equity components, and including RSUs made our equity compensation more competitive. The Compensation Committee also believed that including RSUs would more effectively manage share dilution of Intevac Common Stock over time. The Compensation Committee therefore determined it was appropriate to include RSUs as one element of Intevac’s equity compensation program.

Timing of Stock-Based Awards:    The Compensation Committee grants stock-based awards to NEOs shortly after their start date in accordance with our 2012 Equity Incentive Plan. Mr. Brugal’s new hire grant of 40,000 options and 5,000 RSUs was made in accordance with the Company’s grant guidelines and consistent with similar grants made to newly-hired executive vice presidents in previous years. Mr. Pond did not receive an equity grant upon his assumption of the CEO role. The independent members of the Board deferred the determination of Mr. Pond’s grant until fiscal 2013.

Generally, the Compensation Committee also grants stock-based awards annually to our NEOs and other exempt employees. Annual renewal grants are made only on days when our insider trading window is open. The Company’s insider trading window opens the third business day after quarterly earnings have been released, and closes three weeks prior to the end of each quarter. Our policy is not to make our annual renewal grants during such times as management and/or the Compensation Committee may be in possession of material, non-public information. New hire grants are made each month on the third Thursday of the month, by unanimous written consent of the Compensation Committee members. This approval has been delegated to the CEO but the CEO may not approve new-hire grants to NEOs.

Individual Grant Determinations:    Annually, the Compensation Committee approves a pool of renewal stock-based awards to be granted to all grant recipients taking into consideration the total dilutive impact of all shares to be granted, the overhang (the total number of shares to be granted as a percentage of shares outstanding), and projected compensation expense related to employee stock-based awards. Each year, the Compensation Committee sets guidelines for the size and mix of each grant to each NEO and other exempt employees. Actual stock-based award grants to the NEOs are made within the ranges set forth in these guidelines, based on the factors discussed below. For the NEOs, the guidelines reflect each NEO’s position within the Company and are set at a level that the Compensation Committee considers appropriate to create a meaningful opportunity for reward predicated on increasing stockholder value. In determining the appropriate grant levels, the Compensation Committee reviews competitive market practices, taking into consideration both the potential value to individual participants compared to executives at other companies with similar responsibilities. In 2012, the Compensation Committee changed its guidelines to reflect the granting of a mix of options and RSUs. The Company for 2012 based the number of options and RSUs on market data with a ratio of options to RSUs of 2:1 utilized for 2012 annual grants. The 2:1 ratio of options to RSUs was based upon the intent to provide approximately 50% of the fair value of each individual’s awards at the grant date being awarded in options and approximately 50% of the fair value of the award granted in RSUs. Mr. Fairbairn remained 100% option-based as it was deemed that his compensation should be more highly performance-based.

Historically, the Compensation Committee had not changed its guidelines substantially from year to year even when share prices and the implied value of grants changed significantly. This was because the Compensation Committee believed that it would be difficult to manage total share dilution from equity incentives in a responsible manner if the number of shares to be granted fluctuated with share prices each year in a volatile market environment. In addition, the Compensation Committee believed that the value of shares granted, over time and on average, remained consistent with market practices.

Actual 2012 annual renewal grants to NEOs, except for Mr. Pond and Mr. Fairbairn, were proposed by management and reviewed and approved at a Compensation Committee meeting. In determining the number of option shares and RSUs to grant to each individual, including Mr. Fairbairn, the Compensation Committee took into account factors such as each executive’s recent performance, level of responsibility, job assignment, the competitive climate, internal equity considerations, market data, and retention considerations. Each of these factors was considered by the Compensation Committee, in its judgment, and no formal weighting of these factors was used.

The number of renewal stock options and time-based RSUs granted to the NEOs in 2012 is shown in the table below.

Executive	2011 Option Grants	2012 Option Grants	2012 RSU Grants
Norman Pond(1)	12,000	12,000	—
Kevin Fairbairn	75,000	75,000	—
Jeffrey Andreson	25,000	12,500	6,250
Andres Brugal(2)	—	—	—
Michael Russak	25,000	12,500	6,250
Christopher Smith	25,000	12,500	6,250

(1)	Prior to assuming the role of CEO in November 2012, Mr. Pond was the Company’s Chairman and received an annual director’s stock option grant.

(2)

Mr. Brugal was hired by the Company on January 8, 2012 and received a new hire grant of 40,000 options and 5,000 RSUs at that time and did not receive a renewal stock grant in the year of hire which is the Company’s practice.

Ownership Guidelines and Hedging Policies:    We do not currently have a stock ownership policy for our executive officers. However, all of our NEOs own shares of the Company’s Common Stock or vested, but unexercised, equity awards. The Company has an insider trading policy which, among other things, prohibits insiders from short sales of Intevac Common Stock. Other than these prohibitions, the Company has no specific policy regarding hedging of stock ownership positions.

Compensation Recovery Policy:    At this time, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. Our Compensation Committee intends to adopt a general compensation recovery policy (a “clawback” policy) covering our annual and long-term incentive award plans and arrangements after the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Termination of Employment and Severance Agreements

In December 2012, the Compensation Committee approved, and in January 2013, the Company entered into, severance agreements with Mr. Andreson, Mr. Brugal, Dr. Russak and Mr. Smith. Under the agreements, an executive who incurs an involuntary termination, including a termination by the Company that is not for cause or an executive’s resignation for good reason, and who executes a full release of claims following such terminations are eligible to receive severance benefits in the amount of twelve (12) month’s salary continuation. The executive also must continue to comply with the terms of his confidentiality agreement with the Company. A more detailed description of the severance agreements can be found under the section of this proxy entitled “Potential Payments upon Termination or Change of Control.”

The Compensation Committee recognized that upon the change in leadership, providing certain benefits to the NEOs upon termination of employment in certain instances, such as involuntary termination, would provide encouragement to remain with the Company and to make decisions that are in the best interests of the Company’s stockholders and focus on the Company’s goals and objectives. Therefore, the agreements were designed with the intent of providing a level of transition assistance in the event of an involuntary termination of employment during a limited period of time. Each agreement has a term of only two years, after which the executive’s employment continues on without severance protection, assuming that within that two years the executive has not terminated and that grounds for a qualifying good reason resignation under the severance agreement, where the Company cure period could end after the two-year period, has not arisen. The Compensation Committee believes that a two year term is sufficient to alleviate immediate retention concerns related to leadership changes within Intevac, and will allow the Compensation Committee to reevaluate its then-current retention needs and severance philosophy as the end of the two-year period approaches. The severance agreements do not provide for any gross up should severance or other payments and benefits be subject to Section 280G golden parachute excise taxes.

Impact of Accounting and Tax Treatment

Accounting Treatment:    The fair value of equity awards is established in accordance with the applicable accounting standards and the related compensation expense is one of the factors taken into consideration by the Compensation Committee in determining NEO and other employee stock-based awards as noted under “Individual Grant Determinations.”

Tax Treatment:    Under Section 162(m) of the Internal Revenue Service Code, Intevac receives a federal income tax deduction for compensation paid to our CEO and certain other NEOs only if the compensation paid to the individual executive is less than $1 million during any fiscal year or is “performance-based” as defined under Section 162(m). The Compensation Committee balances the desirability of having compensation qualify for deductibility with our need to maintain flexibility in compensating executive officers in a manner designed to promote our goals. As a result, the Compensation Committee has not adopted a policy that all compensation must be deductible. For example, bonuses granted under the EIP and time-based RSUs awarded to our NEOs are not designed to qualify as “performance-based” for purposes of Section 162(m), which, for bonuses, affords Intevac flexibility in designing the bonus structure best suited to Intevac’s goals, and, for time-based RSUs, allows Intevac the ability to grant awards with strong retention value.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or to be filed with the SEC, nor shall such information be incorporated by reference into any past or future filing under the Securities Act or the Exchange Act, except to the extent Intevac specifically incorporates it by reference into such filing.

The Compensation Committee oversees Intevac’s compensation policies, plans and benefit programs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

This report is submitted by the members of the Compensation Committee.

John F. Schaefer (Chairman)
David S. Dury
Stanley J. Hill
Thomas M. Rohrs

2012 Summary Compensation Table

The following table presents information concerning the total compensation of Intevac’s Chairman and CEO, Former CEO, Chief Financial Officer, and each of the three most highly compensated officers at the end of the last fiscal year (the “NEOs”) for services rendered to Intevac in all capacities for the fiscal years ended December 31, 2012, 2011 and 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Norman Pond(2)	2012	157,080	—	—	37,121	—	—	2,000	196,201
Chairman of the Board and Chief Executive Officer	2011	146,510	—	—	69,641	—	—	2,000	218,151
	2010	173,041	—	—	75,328	26,572	—	2,000	276,941

Kevin Fairbairn(3)	2012	445,971	—	—	317,563	—	—	571,354	1,334,888
Former President and Chief Executive Officer	2011	485,015	—	—	468,188	—	—	2,000	955,203
	2010	480,438	—	—	481,652	1,020,000	—	2,000	1,984,090

Jeffrey Andreson,	2012	295,685	—	47,188	52,927	—	—	2,000	397,800
Executive Vice President and Chief Financial Officer	2011	281,691	—	—	156,063	—	—	2,000	439,754
	2010	271,436	—	—	160,551	381,758	—	2,000	815,745

Andres Brugal(6)	2012	264,440	—	41,200	186,600	50,000	—	2,000	544,240
Executive Vice President and General Manager, Intevac Photonics	2011	—	—	—	—	—	—	—	—
	2010	—	—	—	—	—	—	—	—

Michael Russak,	2012	261,309	—	47,188	52,927	—	—	2,000	363,424
Executive Vice President and General Manager, Hard Disk Equipment Products	2011	287,063	—	—	156,063	—	—	2,000	445,126
	2010	267,542	—	—	160,551	248,972	—	2,000	679,065

Christopher Smith(7)	2012	313,125	—	47,188	52,927	—	—	2,000	415,240
Executive Vice President and General Manager, Emerging Equipment Products	2011	308,789	—	—	156,063	—	—	2,000	466,852
	2010	101,545	—	—	243,771	90,927	—	1,731	437,974

(1)

Amounts shown do not reflect compensation actually received by the NEO. Instead, the amounts shown are grant date fair value of stock and option awards granted in fiscal 2012, 2011 and 2010 as determined pursuant to ASC 718. The assumptions used to calculate the value of stock and option awards are set forth under Note 2 of the notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2012 filed with the SEC on February 22, 2013.

(2)	Prior to assuming the role of CEO in November 2012, Mr. Pond was our Chairman and worked on a part-time basis. Mr. Pond was compensated in 2012, 2011 and 2010 at an hourly rate of $210 per hour.

(3)

Mr. Fairbairn resigned from the Company on November 16, 2012. Mr. Fairbairn’s salary continuation is $500,011 of which $59,617 was paid in 2012 and the remainder will be paid in 2013. Mr. Fairbairn received a payout of accrued vacation upon separation of $69,343. Mr. Fairbairn is entitled to receive salary continuation payments through November 2013.

(4)

Except for Mr. Brugal, for whom a portion of his 2012 bonus was not tied to the Company’s profitability per his employment letter, none of the NEOs earned bonuses under Intevac’s EIP for services rendered in fiscal 2012 and 2011. 2010 bonus amounts consist of bonuses earned under Intevac’s EIP for services rendered in fiscal 2010 and paid in 2011. Prior to assuming the role of CEO, Mr. Pond as our Chairman was not a member of the management team and did not participate in the EIP. Mr. Pond participated in the Company’s profit sharing program and in 2010 received a payment in the amount of $26,572 under the Intevac Profit Sharing Plan.

(5)	Amounts include matching contributions we made under our tax-qualified 401(k) plan, which provides for broad-based employee participation.

(6)	Mr. Brugal was hired on January 9, 2012.

(7)	Mr. Smith was hired on August 25, 2010.

Grants of Plan-Based Awards in 2012

The following table presents information concerning grants of plan-based awards to each of the NEOs during the fiscal year ended December 31, 2012.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Norman Pond	05/17/12 N/A	— 0	— 0	— 0	—	12,000 —	7.78 —	37,121 —
Kevin Fairbairn	06/21/12 N/A	— 0	— 1,000,000	— 2,000,000	—	75,000 —	7.55 —	317,563 —
Jeffrey Andreson	06/21/12 N/A	— 0	— 375,000	— 750,000	6,250 —	12,500 —	7.55 —	100,115 —
Andres Brugal	01/19/12 N/A	— 0	— 137,500	— 275,000	5,000 —	40,000 —	8.24 —	227,800 —
Michael Russak	06/21/12 N/A	— 0	— 218,250	— 436,500	6,250 —	12,500 —	7.55 —	100,115 —
Christopher Smith	06/21/12 N/A	— 0	— 241,500	— 483,000	6,250 —	12,500 —	7.55 —	100,115 —

(1)

Reflects threshold, target and maximum target cash bonus amounts for fiscal 2012 performance under the EIP, as described in “Compensation Discussion and Analysis — Compensation Components.” With the exception of Mr. Brugal, for whom a portion of his 2012 bonus was not tied to the Company’s profitability per his employment letter, no bonus amounts were paid to the NEOs for fiscal 2012 performance under the EIP. Also EIP participant performance-based annual cash bonuses are capped at a maximum of two times the Target Bonus, and are subject to the availability of such amount under the total Bonus Pool.

(2)

Reflects the grant date fair value of each equity award computed in accordance with ASC 718. The assumptions used to calculate the value of option and stock awards are set forth under Note 2 of the notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2012 filed with the SEC on February 22, 2013.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table shows all outstanding option and stock awards held by each of the NEOs at the end of fiscal 2012.

	Option Awards(1)						Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Norman Pond	50,000 10,000 7,500 7,500 4,500 12,000 12,000 12,000 —	— — — — — — — — 12,000	(3)	— — — — — — — — —	7.53 22.01 20.10 12.52 11.16 6.73 11.84 11.33 7.78	02/01/2015 05/24/2016 05/22/2017 05/15/2018 08/21/2018 05/14/2019 05/20/2017 05/19/2018 05/17/2019	— — — — — — — — —		— — — — — — — — —	— — — — — — — — —	— — — — — — — — —
Kevin Fairbairn	50,000 50,000 75,000 75,000 75,000 56,250 37,500 18,750	— — — — — — — —		— — — — — — — —	14.00 7.53 16.13 16.13 11.16 3.91 11.84 11.33	02/15/2013 02/15/2013 02/15/2013 02/15/2013 02/15/2013 02/15/2013 02/15/2013 02/15/2013	— — — — — — — —		— — — — — — — —	— — — — — — — —	— — — — — — — —
Jeffrey Andreson	50,000 25,000 18,750 12,500 6,250 —	— — 6,250 12,500 18,750 12,500	(4) (5) (6) (7)	— — — — — —	20.20 11.16 3.91 11.84 11.33 7.55	06/21/2017 08/21/2018 02/27/2019 05/20/2017 05/19/2018 06/21/2019	— — — — — 6,250	(8)	— — — — — 28,563	— — — — — —	— — — — — —
Andres Brugal	—	40,000	(9)	—	8.24	01/19/2019	5,000	(10)	22,850	—	—
Michael Russak	50,000 10,000 12,500 6,250 —	— 5,000 12,500 18,750 12,500	(11) (5) (6) (7)	— — — — —	11.16 3.91 11.84 11.33 7.55	08/21/2018 02/27/2019 05/20/2017 05/19/2018 06/21/2019	— — — — 6,250	(8)	— — — — 28,563	— — — — —	— — — — —
Christopher Smith	25,000 6,250 —	25,000 18,750 12,500	(12) (6) (7)	— — —	9.12 11.33 7.55	09/16/2017 05/19/2018 06/21/2019	— — 6,250	(8)	— — 28,563	— — —	— — —

(1)	Reflects options and RSUs granted under the 2012 Equity Incentive Plan and the 2004 Equity Incentive Plan.

(2)	Reflects the fair value of outstanding stock awards as of December 31, 2012 at the closing market price of $4.57 per share.

(3)	12,000 shares become exercisable on May 17, 2013.

(4)	6,250 shares became exercisable on February 27, 2013.

(5)	Assuming continued employment with Intevac, 6,250 shares will become exercisable on May 20 of each of 2013 and 2014.

(6)	Assuming continued employment with Intevac, 6,250 shares will become exercisable on May 19 of each of 2013, 2014 and 2015.

(7)	Assuming continued employment with Intevac, 3,125 shares will become exercisable on June 21 of each of 2013, 2014, 2015 and 2016.

(8)	Assuming continued employment with Intevac, 1,563 shares will vest on June 21 of each of 2013, 2014, 2015 and 2016.

(9)	10,000 shares became exercisable on January 19, 2013. Assuming continued employment with Intevac, 10,000 shares will become exercisable on January 19 of each of 2014, 2015 and 2016.

(10)	2,500 shares vested on January 19, 2013. Assuming continued employment with Intevac, 2,500 shares will vest on January 19, 2014.

(11)	5,000 shares became exercisable on February 27, 2013.

(12)	Assuming continued employment with Intevac, 12,500 shares will become exercisable on September 16 of each of 2013 and 2014.

Option Exercises and Stock Vested in 2012

The following table shows all stock options exercised and value realized upon exercise by the NEOs during fiscal 2012.

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Norman Pond	—	—	—	—
Kevin Fairbairn	20,187	105,615	—	—
Jeffrey Andreson	—	—	—	—
Andres Brugal	—	—	—	—
Michael Russak	—	—	—	—
Christopher Smith	—	—	—	—

(1)

The value realized equals the difference between the option exercise price and the fair value of Intevac Common Stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

Potential Payments upon Termination or Change of Control

Severance Agreements

On December 19, 2012, the Board approved the Company entering into severance agreements with certain of our executive officers pursuant to a form of agreement approved by the Board (the “Severance Agreement”). In January 2013 the Company entered into a Severance Agreement with each of Mr. Andreson, Mr. Brugal, Dr. Russak and Mr. Smith, each referred to as an “Executive”. The Severance Agreements are intended to provide a level of transition assistance in the event of a qualifying involuntary termination of employment.

Term of Severance Agreement

Each Severance Agreement has a term of two (2) years (the “Term”), subject to earlier termination as provided in the Severance Agreement. Following the expiration of the Term, Executive’s employment with the Company will continue to remain at-will and may be terminated by the Company at any time with or without cause or with or without notice. The expiration of the Term will not in and of itself entitle Executive to receive any severance, and if Executive’s employment with the Company terminates for any reason following the completion of the Term, Executive will not be entitled to receive any severance pursuant to the terms of the Severance Agreement. If, prior to the expiration of the two (2) year Term, there is an initial occurrence of an act or omission by the Company that could constitute “Good Reason” (as defined below) for termination, and the expiration date of Company cure period related to such act or omission could occur following the expiration of the two (2) year Term, the Term automatically will extend for thirty (30) days following the expiration of such cure period. If an Executive becomes entitled to severance benefits pursuant to his Severance Agreement, the Severance Agreement will not terminate until all obligations of the Company under the Severance Agreement have been satisfied.

Severance Payments and Circumstances Triggering Payment Under Severance Agreement

Each Severance Agreement provides that if the Company terminates an Executive’s employment for a reason other than Cause (as defined in the Executive’s Severance Agreement) or Executive’s death or disability or if Executive resigns for Good Reason (as defined in the Executive’s Severance Agreement), and in each case, such termination occurs during the Term, Executive will receive as severance from the Company: (i) continuing payments of Executive’s base salary in effect on the date of Executive’s termination, payable in accordance with the Company’s standard payroll procedures for twelve (12) months from the date of such termination, plus (ii) continuing payments of $2,000 per month, payable in accordance with the Company’s standard payroll procedures for twelve (12) months from the date of such termination. The payments of clause (ii) of the prior sentence are intended to defray costs to Executive associated with continued health coverage for Executive and his eligible dependents; however, Executive may use such funds in any manner Executive sees fit. Severance under the Severance Agreement is subject to a release of claims agreement (which may include an agreement not to disparage the Company, non-solicit provisions and other standard terms and conditions) between Executive and the Company which must become effective within sixty (60) days after the Executive’s termination date, and Executive also must continue to comply with the terms of his confidentiality agreement with the Company. The first several payments under the Severance Agreement generally will held and paid on the sixtieth (60th) day after the Executive’s separation from service, with remaining payments then paid out in accordance with Severance Agreement terms, unless other timing is required by Section 409A of the Internal Revenue Code.

If Executive voluntarily terminates his employment with the Company (other than for Good Reason during the Term), is terminated for Cause or due to Executive’s death or disability, or terminates for any reason after the expiration of the Term, then Executive will not be entitled to receive severance or other benefits under the Severance Agreement.

In the event the severance payments and other benefits payable to Executive constitute “parachute payments” under Section 280G of the U.S. Internal Revenue Code and would be subject to the applicable excise tax, then Executive’s severance benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by Executive on an after-tax basis of the greatest amount of benefits.

Estimated Payments Pursuant to Severance Agreements

Because the Severance Agreements were entered into in January 2013, no payments or benefits would be provided in the circumstances described above for each of the named executive officers serving at the end of fiscal 2012 pursuant to the Severance Agreements.

Separation Agreement with Mr. Fairbairn

On November 16, 2012, Mr. Fairbairn resigned as President and CEO of Intevac and Mr. Fairbairn and the Company subsequently entered into a Separation Agreement and Release (the “Separation Agreement”) on November 30, 2012. The Separation Agreement confirms that Mr. Fairbairn would receive certain compensation and benefits under the terms of his then-existing employment agreement, including $500,011 to be paid in a series of installments in the form of salary continuation for twelve (12) months following the resignation date. The Separation Agreement contains standard provisions whereby each of Mr. Fairbairn and the Company releases the other from various possible claims and liabilities. In addition, Mr. Fairbairn has agreed not to solicit employees of the Company for a period of twelve (12) months following the effective date of the

Separation Agreement. The terms of the Separation Agreement, to the extent not set by the terms of his employment agreement, were the result of arm’s length negotiations between representatives of Mr. Fairbairn and members of the Board, including members of the Compensation Committee.

Equity Incentive Plans

Under the 2012 Equity Incentive Plan and the 2004 Equity Incentive Plan, all unvested options vest in full upon an acquisition of Intevac by merger or asset sale, unless the option is assumed by the acquiring entity.

The Board or its Compensation Committee, as administrator of the 2012 Equity Incentive Plan and the 2004 Equity Incentive Plan, has the authority to provide for the accelerated vesting of any or all outstanding options under the 2012 Equity Incentive Plan and the 2004 Equity Incentive Plan, including options held by our directors and executive officers, under such circumstances and at such times as the Compensation Committee deems appropriate, including in the event of termination of the executive or a Change of Control of Intevac.

Compensation of Directors

The following table sets forth summary information concerning compensation paid or accrued for services rendered to the Company in all capacities to the members of the Company’s Board for the fiscal year ended December 31, 2012, other than Norman Pond and Kevin Fairbairn, whose compensation is set forth under the Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David S. Dury	60,875	—	37,121	(2)	—	—	—	97,996
Stanley J. Hill	48,125	—	37,121	(2)	—	—	—	85,246
Thomas M. Rohrs	45,000	—	37,121	(2)	—	—	—	82,121
John F. Schaefer	45,000	—	37,121	(2)	—	—	—	82,121
Ping Yang	50,000	—	37,121	(2)	—	—	—	87,121

(1)

Amounts shown do not reflect compensation actually received by the director. Instead, the amounts shown are grant date fair value of option awards granted during fiscal 2012 as determined pursuant to ASC 718. The assumptions used to calculate the value of option awards are set forth under Note 2 of the notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2012 filed with the SEC on February 22, 2013.

(2)

Reflects the fair value as of the grant date: $37,121 for a stock option grant to purchase 12,000 shares of Common Stock made on May 17, 2012 at an exercise price of $7.78 per share. The directors had options to purchase the following shares of Common Stock outstanding at December 31, 2012: Mr. Dury: 77,500 shares; Mr. Hill: 95,500 shares, Mr. Rohrs: 42,000 shares, Mr. Schaefer: 42,000 shares, and Dr. Yang: 97,500 shares.

Standard Director Compensation Arrangements

Intevac uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on our Board. The Compensation Committee of the Board conducts an annual review of director compensation and, if appropriate, recommends any changes in the type or amount of compensation to the Board. In reviewing director compensation, the Compensation Committee takes into consideration the compensation paid to non-employee directors of comparable companies, including competitive non-employee director compensation data and analyses prepared by compensation consulting firms and the specific duties and committee responsibilities of particular directors. In addition, the Compensation Committee may make recommendations or approve changes in director compensation in connection with the Compensation Committee’s administration and oversight of our 2012 Equity Incentive Plan. Any change in director compensation is approved by the Board.

Cash Compensation

Non-employee directors receive annual cash fees for service on the Board and its various committees. During 2012, each of Intevac’s non-employee directors received a cash payment of $11,250 per quarter for serving as a director; and Intevac’s Lead Director received an additional cash payment of $1,875 per quarter for serving as the Lead Director. In addition, the Audit Committee Chair received an annual cash payment of $6,500 for serving as the Audit Committee Chair, and the Compensation and Nominating and Governance Committee Chairs received annual cash payments of $5,000 for serving as chairs of those respective committees. Directors do not receive cash compensation for attending meetings of the Board.

Equity Compensation

Our non-employee directors are eligible to receive grants of options to purchase shares of our Common Stock pursuant to our 2012 Equity Incentive Plan when and as determined by our Board. During fiscal 2012, Mr. Dury, Mr. Hill, Mr. Rohrs, Mr. Schaefer and Dr. Yang each received an option to purchase 12,000 shares under the 2012 Equity Incentive Plan.

Other Arrangements

Non-employee directors also have their travel, lodging and related expenses associated with attending Board or committee meetings and for participating in Board-related activities paid or reimbursed by Intevac.

Equity Compensation Plan Information

The following table summarizes the number of outstanding shares underlying options granted to employees and directors, as well as the number of securities remaining available for future issuance, under our equity compensation plans at December 31, 2012.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
			(1)
Equity compensation plans approved by security holders(2)	3,228,869	$11.52	1,508,163
Equity compensation plans not approved by security holders	—	$—	—

Total	3,228,869	$11.52	1,508,163

(1)	Excludes securities reflected in column (a).

(2)	Included in the column (c) amount are 301,417 shares available for future issuance under our 2003 Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our Common Stock as of March 1, 2013, for each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of our Common Stock, each of the NEOs in the 2012 Summary Compensation Table on page 43, each of our directors, and all directors and executive officers of Intevac as a group.

	Common Stock Beneficially Owned(2)	Percentage Beneficially Owned(3)
Principal Stockholders, Executive Officers and Directors(1)
5% Stockholders:
T. Rowe Price Associates, Inc(4)	3,578,000	15.1%
First Eagle Investment Management, LLC(5)	3,560,384	15.0%
BlackRock, Inc.(6)	1,917,642	8.1%
The Vanguard Group(7)	1,293,737	5.4%
NEOs:
Norman H. Pond(8)	872,561	3.7%
Kevin Fairbairn	51,340	*
Jeffrey Andreson(9)	156,825	*
Andres Brugal(10)	19,033	*
Michael Russak(11)	85,685	*
Christopher Smith(12)	38,031	*
Directors:
David S. Dury(13)	141,500	*
Stanley J. Hill(14)	133,500	*
Thomas M. Rohrs(15)	30,000	*
John F. Schaefer(15)	31,000	*
Ping Yang(16)	85,500	*
All directors and executive officers as a group (10 persons)(17)	1,593,635	6.5%

*	Less than 1%

(1)	Unless otherwise indicated in their respective footnote, the address for each listed person is c/o Intevac, Inc., 3560 Bassett Street, Santa Clara, CA 95054.

(2)

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares over which the individual or entity has the right to acquire within 60 days of March 1, 2013, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(3)	The total number of shares of Common Stock outstanding as of March 1, 2013 was 23,774,004.

(4)

These securities are owned by various individual investors and institutional investors, including T. Rowe Price New Horizons Fund, Inc. (which owns 1,499,200 shares, representing 6.3% of the shares outstanding), for which T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investment and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act of 1934, Price Associates is deemed to be beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 7, 2013.

(5)

The address of First Eagle Investment Management, LLC is 1345 Avenue of the Americas, New York, NY 10105. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 11, 2013.

(6)

The address of BlackRock Inc. is 40 East 52nd Street, New York, NY 10022. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 1, 2013.

(7)

The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 13, 2013.

(8)

Includes 710,045 shares that Mr. Pond holds indirectly through various trusts with his spouse, 38,144 shares held in a limited partnership of which Mr. Pond is the general partner and 115,500 shares subject to options exercisable within 60 days of March 1, 2013.

(9)	Includes 22,000 shares that Mr. Andreson holds indirectly through a trust with his spouse and 118,750 shares subject to options exercisable within 60 days of March 1, 2013.

(10)	Includes 10,000 shares subject to options exercisable within 60 days of March 1, 2013.

(11)	Includes 83,750 shares subject to options exercisable within 60 days of March 1, 2013.

(12)	Includes 25,000 shares subject to options exercisable within 60 days of March 1, 2013.

(13)	Includes 66,000 shares that Mr. Dury holds indirectly through a trust with his spouse and 83,500 shares subject to options exercisable within 60 days of March 1, 2013.

(14)	Includes 50,000 shares that Mr. Hill holds indirectly through a trust with his spouse and 83,500 shares subject to options exercisable within 60 days of March 1, 2013.

(15)	Includes 30,000 shares subject to options exercisable within 60 days of March 1, 2013.

(16)	Includes 85,500 shares subject to options exercisable within 60 days of March 1, 2013.

(17)	Includes 647,500 shares subject to options exercisable within 60 days of March 1, 2013. Excludes Kevin Fairbairn who is currently not an executive officer.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

In accordance with our Code of Business Conduct and Ethics and our Director Code of Ethics and the charter for the Audit Committee of the Board, our Audit Committee reviews and approves in advance in writing any proposed related person transactions. The most significant related person transactions, as determined by the Audit Committee, must be reviewed and approved in writing in advance by our Board. Any related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

Related Person Transactions

We did not enter into any transactions, and no relationships existed during the fiscal year ending December 31, 2012, which are required to be disclosed pursuant to Item 404 of Regulation S-K.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership on Form 3, and reports of changes in ownership on Form 4 or Form 5, of our Common Stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish Intevac with copies of all Section 16(a) forms they file.

Based solely upon review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that during the fiscal year ended December 31, 2012, our officers, directors and holders of more than ten percent of our Common Stock complied with all Section 16(a) filing requirements.

AUDIT COMMITTEE REPORT

The primary role of the Audit Committee is to provide oversight and monitoring of Intevac’s management and the independent registered public accounting firm and their activities with respect to Intevac’s financial reporting process. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements with Grant Thornton LLP and management;

•

discussed with Grant Thornton LLP, Intevac’s independent public accountants, the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

received from Grant Thornton LLP the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP their independence; and

•	considered whether the provision of services covered by Principal Accountant Fees and Services is compatible with maintaining the independence of Grant Thornton LLP.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements be included in Intevac’s Annual Report on Form 10-K for the year ended December 31, 2012.

Respectfully submitted by the members of the Audit Committee of the Board of Directors

David S. Dury (Chairman)

Thomas M. Rohrs

Ping Yang

OTHER BUSINESS

The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

JEFFREY ANDRESON

Executive Vice President, Finance and

Administration, Chief Financial

Officer, Treasurer and Secretary

April 4, 2013

Appendix A

INTEVAC, INC.

2003 EMPLOYEE STOCK PURCHASE PLAN

AS AMENDED, FEBRUARY 2013

The following constitute the provisions of the 2003 Employee Stock Purchase Plan of Intevac, Inc. Capitalized terms used herein shall have the meanings assigned to such terms in the attached Appendix.

1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423.

2. Eligibility.

(a) Offering Periods. Any individual who is an Employee as of the Enrollment Date of any Offering Period under this Plan shall be eligible to participate in such Offering Period, subject to the requirements of Section 4. Additionally, provided that an individual is an Employee as of a Semi-Annual Entry Date within an Offering Period, such individual may enter such Offering Period on such Semi-Annual Entry Date.

(b) Limitations. Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted a purchase right under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such purchase right is granted) for each calendar year in which such purchase right is outstanding at any time.

3. Offering Periods. The Plan shall be implemented by a series of successive Offering Periods, with such succession continuing thereafter until (i) the maximum number of shares of Common Stock available for issuance under the Plan have been purchased, or (ii) terminated in accordance with Section 19.

Appendix A

Each new Offering Period shall commence on such date as determined by the Administrator; provided, however, that the first Offering Period shall commence on the first Trading Day on or after August 1, 2003. The Administrator shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter, except as provided in Section 23.

4. Participation.

(a) First Purchase Interval in the Offering Period. An Employee who is eligible to participate in the Plan pursuant to Section 2 shall be entitled to participate in the first Purchase Interval in the first Offering Period only if such individual submits to the Company’s payroll office (or its designee), a properly completed subscription agreement authorizing payroll deductions in the form provided by the Administrator for such purpose (i) no earlier than the effective date of the Form S-8 registration statement with respect to the issuance of Common Stock under this Plan and (ii) no later than five (5) business days from the effective date of such S-8 registration statement (the “Enrollment Window”). An eligible Employee’s failure to submit the subscription agreement during the Enrollment Window shall result in the automatic termination of such individual’s participation in the Offering Period.

(b) Subsequent Purchase Intervals and Offering Periods. An Employee who is eligible to participate in the Plan pursuant to Section 2 may become a participant by (i) submitting to the Company’s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Enrollment Date or Semi-Annual Entry Date, a properly completed subscription agreement authorizing payroll deductions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure prescribed by the Administrator.

5. Payroll Deductions.

(a) For Offering Periods beginning on or after February 1, 2012, at the time a participant enrolls in the Plan pursuant to Section 4, he or she shall elect to have payroll deductions made on each payday during the Offering Period in an amount not exceeding fifteen percent (15%) of the Compensation which he or she receives on each such payday; provided, that should a payday occur on a Purchase Date, a participant shall have the payroll deductions made on such payday applied to his or her account under the new Offering Period or Purchase Interval, as the case may be. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 9.

(b) Payroll deductions authorized by a participant shall commence on the first payday following the Entry Date and shall end on the last payday in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 9; provided, however, that for the first Offering Period, payroll deductions shall commence on the first payday on or following the end of the Enrollment Window.

Appendix A

(c) All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may not make any additional payments into such account.

(d) A participant may (i) discontinue his or her participation in the Plan as provided in Section 9, (ii) increase the rate of his or her payroll deductions once during each Purchase Interval, and (iii) decrease the rate of his or her payroll deductions once during each Purchase Interval by (x) properly completing and submitting to the Company’s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Purchase Date, a new subscription agreement authorizing the change in payroll deduction rate in the form provided by the Administrator for such purpose, or (y) following an electronic or other procedure prescribed by the Administrator. If a participant has not followed such procedures to change the rate of payroll deductions, the rate of his or her payroll deductions shall continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless terminated as provided in Section 9). The Administrator may, in its sole discretion, change or institute any limit as to the nature and/or number of payroll deduction rate changes that may be made by participants during any Offering Period. Any change in payroll deduction rate made pursuant to this Section 5(d) shall be effective as of the first full payroll period following five (5) business days after the date on which the change is made by the participant (unless the Administrator, in its sole discretion, elects to process a given change in payroll deduction rate more quickly).

(e) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 2(b), a participant’s payroll deductions may be decreased to zero percent (0%) at any time during a Purchase Interval. Payroll deductions shall recommence at the rate originally elected by the participant effective as of the beginning of the first Purchase Interval which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 9.

(f) At the time the purchase right is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the purchase right or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to the sale or early disposition of Common Stock by the Employee.

6. Grant of Purchase Right. On the Enrollment Date of each Offering Period, or the Semi-Annual Entry Date of each Offering Period for each Employee who entered such Offering Period on a Semi-Annual Entry Date, each Employee participating in such Offering Period shall be granted a purchase right to purchase on each Purchase Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such participant’s payroll deductions

Appendix A

accumulated prior to such Purchase Date and retained in the participant’s account as of the Purchase Date by the applicable Purchase Price; provided that for Offering Periods beginning on or after February 1, 2012, in no event shall a participant be permitted to purchase during each Purchase Interval more than 2,500 shares of Common Stock (subject to any adjustment pursuant to Section 18), and provided further that such purchase shall be subject to the limitations set forth in Sections 2(b) and 8. The Employee may accept the grant of such purchase right by electing to participate in the Plan in accordance with the requirements of Section 4. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that a participant may purchase during each Purchase Interval of such Offering Period. Exercise of the purchase right shall occur as provided in Section 7, unless the participant has withdrawn pursuant to Section 9. The purchase right shall expire on the last day of the Offering Period.

7. Exercise of Purchase Right.

(a) Unless a participant withdraws from the Plan as provided in Section 9, his or her purchase right for the purchase of shares of Common Stock shall be exercised automatically on the Purchase Date, and the maximum number of full shares subject to purchase right shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares of Common Stock shall be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Purchase Interval or Offering Period, subject to earlier withdrawal by the participant as provided in Section 9. Any other funds left over in a participant’s account after the Purchase Date shall be returned to the participant. During a participant’s lifetime, a participant’s purchase right to purchase shares hereunder is exercisable only by him or her.

(b) Notwithstanding any contrary Plan provision, if the Administrator determines that, on a given Purchase Date, the number of shares of Common Stock with respect to which purchase rights are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on an Entry Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Purchase Date, the Administrator may in its sole discretion (x) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Entry Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising purchase rights to purchase Common Stock on such Purchase Date, and continue the Offering Period then in effect, or (y) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Entry Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising purchase rights to purchase Common Stock on such Purchase Date, and terminate the Offering Period then in effect pursuant to Section 19. The Company may make pro rata allocation of the shares of Common Stock available on the Entry Date of any applicable Offering Period pursuant to the preceding sentence,

Appendix A

notwithstanding any authorization of additional shares of Common Stock for issuance under the Plan by the Company’s shareholders subsequent to such Entry Date.

8. Delivery. As soon as administratively practicable after each Purchase Date on which a purchase of shares of Common Stock occurs, the Company shall arrange the delivery to each participant, the shares purchased upon exercise of his or her purchase right in a form determined by the Administrator (in its sole discretion). No participant shall have any voting, dividend, or other shareholder rights with respect to shares of Common Stock subject to any purchase right granted under the Plan until such shares have been purchased and delivered to the participant as provided in this Section 8.

9. Withdrawal.

(a) Under procedures established by the Administrator, a participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her purchase right under the Plan at any time by (i) submitting to the Company’s payroll office (or its designee) a written notice of withdrawal in the form prescribed by the Administrator for such purpose, or (ii) following an electronic or other withdrawal procedure prescribed by the Administrator. All of the participant’s payroll deductions credited to his or her account shall be paid to such participant as promptly as practicable after the effective date of his or her withdrawal and such participant’s purchase right for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for the Purchase Interval then in progress and, unless the Employee again enrolls in the Plan in accordance with Section 4, no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of any future Purchase Interval in that Offering Period or in the succeeding Offering Period unless the Employee re-enrolls in the Plan in accordance with the provisions of Section 4.

(b) A participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the participant withdraws.

10. Termination of Employment. In the event a participant ceases to be an Employee of an Employer, his or her purchase right shall immediately expire and any payroll deductions credited to such participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 14, and such participant’s purchase right shall be automatically terminated.

11. Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

Appendix A

12. Stock.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 18, the maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be 2,350,000 shares plus any shares which have been reserved but not issued under the Company’s 1995 Employee Stock Purchase Plan as of the date of its termination.

(b) Shares of Common Stock to be delivered to a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse.

13. Administration. The Administrator shall administer the Plan and shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties.

14. Designation of Beneficiary.

(a) A participant may designate a beneficiary who is to receive any shares of Common Stock and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Purchase Date on which the purchase right is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may designate a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the purchase right. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b) In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c) All beneficiary designations under this Section 14 shall be made in such form and manner as the Administrator may prescribe from time to time.

15. Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of a purchase right or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from an Offering Period in accordance with Section 9.

Appendix A

16. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions. Until shares of Common Stock are issued under the Plan (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a participant shall only have the rights of an unsecured creditor with respect to such shares.

17. Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

18. Adjustments, Dissolution, Liquidation, Merger or Change of Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock such that an adjustment is determined by the Administrator (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Administrator shall, in such manner as it may deem equitable, adjust the number and class of Common Stock which may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each purchase right under the Plan which has not yet been exercised, and the numerical limits of Section 6.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Purchase Date (the “New Purchase Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The New Purchase Date shall be before the date of the Company’s proposed dissolution or liquidation. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Purchase Date, that the Purchase Date for the participant’s purchase right has been changed to the New Purchase Date and that the participant’s purchase right shall be exercised automatically on the New Purchase Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 9.

(c) Merger or Change of Control. In the event of a merger of the Company with or into another corporation or a Change of Control, each outstanding purchase right shall be assumed or an equivalent purchase right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the purchase right, the Purchase Interval then in progress shall be shortened by setting a new Purchase Date (the “New Purchase Date”) and the Offering Period then in progress shall end on the New Purchase Date. The New Purchase Date shall be before the date of the Company’s proposed merger or Change of Control.

Appendix A

The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Purchase Date, that the Purchase Date for the participant’s purchase right has been changed to the New Purchase Date and that the participant’s purchase right shall be exercised automatically on the New Purchase Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 9.

19. Amendment or Termination.

(a) The Administrator may at any time and for any reason terminate or amend the Plan. Except as otherwise provided in the Plan, no such termination can affect purchase rights previously granted under the Plan, provided that an Offering Period may be terminated by the Administrator on any Purchase Date if the Administrator determines that the termination of the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 18 and this Section 19, no amendment may make any change in any purchase right theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain stockholder approval in such a manner and to such a degree as required.

(b) Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(c) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(ii) shortening any Offering Period so that Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Board action; and

(iii) allocating shares.

Appendix A

Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

20. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Conditions Upon Issuance of Shares. Shares of Common Stock shall not be issued with respect to a purchase right under the Plan unless the exercise of such purchase right and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder, the Exchange Act and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of a purchase right, the Company may require the person exercising such purchase right to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect until terminated pursuant to Section 19.

23. Automatic Transfer to Low Price Offering Period. To the extent permitted by any applicable laws, regulations, or stock exchange rules if the Fair Market Value of the Common Stock on any Purchase Date in an Offering Period is lower than the Fair Market Value of the Common Stock on the Enrollment Date of such Offering Period, then all participants in such Offering Period shall be automatically withdrawn from such Offering Period immediately after the exercise of their purchase right on such Purchase Date and automatically re-enrolled in the immediately following Offering Period and the current Offering Period shall automatically terminate after such purchase of shares on the Purchase Date. The Administrator may shorten the duration of such new Offering Period within five (5) business days following the start date of such new Offering Period.

Appendix A

APPENDIX

The following definitions shall be in effect under the Plan:

Definitions.

(a) “Administrator” means the Board or any committee thereof designated by the Board in accordance with Section 13.

(b) “Board” means the Board of Directors of the Company.

(c) “Change of Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii) The consummation of a merger or consolidation of the Company, with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company, or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(iv) A change in the composition of the Board, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” means Directors who either (A) are Directors as of the effective date of the Plan (pursuant to Section 22), or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those Directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Common Stock” means the common stock of the Company.

(f) “Company” means Intevac, Inc., a California corporation.

(g) “Compensation” means an Employee’s base straight time gross earnings, but exclusive of payments for commissions, overtime, shift premium and other compensation.

Appendix A

(h) “Designated Subsidiary” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan.

(i) “Director” means a member of the Board.

(j) “Employee” means any individual who is a common law employee of an Employer and is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year by the Employer. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

(k) “Employer” means any one or all of the Company and its Designated Subsidiaries.

(l) “Enrollment Date” means the first Trading Day of each Offering Period.

(m) “Entry Date” means the Enrollment Date or Semi-Annual Entry Date on which an individual becomes a participant in the Plan.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for the Common Stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable, or;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable, or;

(iii) In the absence of an established market for the Common Stock, its Fair Market Value shall be determined in good faith by the Administrator.

(p) “Offering Periods” means the successive periods of approximately twenty-four (24) months, each comprised of one or more successive Purchase Intervals. The duration and timing of Offering Periods may be changed pursuant to Section 3 of this Plan.

Appendix A

(q) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(r) “Plan” means this 2003 Employee Stock Purchase Plan.

(s) “Purchase Date” means the last Trading Day in January and July of each year. The first Purchase Date under the Plan shall be January 30, 2004.

(t) “Purchase Interval” shall mean the approximately six (6) month period running from the first Trading Day in February of each year through the last Trading Day in July of each year or from the first Trading Day in August of each year through the last Trading Day in January of the following year. However, the initial Purchase Interval shall commence on the Enrollment Date of the first Offering Period and end on the last Trading Day in January 2004.

(u) “Purchase Price” means, for each participant, an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on (i) the Participant’s Entry Date into that Offering Period, or (ii) on the Purchase Date, whichever is lower; provided however, that the Purchase Price may be adjusted by the Administrator pursuant to Section 19.

(v) “Semi-Annual Entry Date” means the first Trading Day of each Purchase Interval provided that such Trading Day is not an Enrollment Date.

(w) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(x) “Trading Day” means a day on which the U.S. national stock exchanges and the Nasdaq System are open for trading.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

INTEVAC, INC.

    Norman Pond and Jeffrey Andreson, or either of them, are hereby appointed as the lawful agents and proxies of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution) to represent and to vote all shares of capital stock of Intevac, Inc. which the undersigned is entitled to vote at our Annual Meeting of Stockholders on May 9, 2013, and at any adjournments or postponements thereof, as follows on the reverse side.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

The Board of Directors unanimously recommends a vote FOR each of the proposals below. This Proxy will be voted as directed, or, if no direction is indicated, will be voted FOR each of the proposals below and at the discretion of the persons named as proxies upon such other matters as may properly come before the meeting. This proxy may be revoked at any time before it is voted.

1.	The election of all nominees listed below for the Board of Directors, as described in the Proxy Statement:

Nominees: Norman H. Pond, David S. Dury, Stanley J. Hill, Thomas M. Rohrs, John F. Schaefer, and Ping Yang

FOR    ☐         WITHHELD    ☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, write such name or names in the space provided below.)

2.	Proposal to approve an amendment to increase the maximum number of shares of Common Stock authorized for issuance under the Company’s 2003 Employee Stock Purchase Plan by 500,000 shares:

FOR    ☐         AGAINST    ☐        ABSTAIN    ☐

3.	Proposal to approve a stock option exchange program for employees (excluding named executive officers and directors):

FOR    ☐         AGAINST    ☐        ABSTAIN    ☐

4.	Proposal to ratify the appointment of Grant Thornton LLP as independent public accountants of Intevac for the fiscal year ending December 31, 2013:

FOR    ☐         AGAINST    ☐        ABSTAIN    ☐

5.	Transaction of any other business which may properly come before the meeting and any adjournment or postponement thereof.

DATE: , 2013

(Signature)

(Signature if held jointly)

    (Please sign exactly as shown on your stock certificate and on the envelope in which this proxy was mailed. When signing as partner, corporate officer, attorney, executor, administrator, trustee, guardian or in any other representative capacity, give full title as such and sign your own name as well. If stock is held jointly, each joint owner should sign.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY,

USING THE ENCLOSED ENVELOPE.